As filed with the Securities and Exchange Commission on
         June 16, 2000                   Registration No. 333-4028 LA

                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                       POST-EFFECTIVE AMENDMENT
                             To Form SB-2
                        REGISTRATION STATEMENT
                                Under
                      THE SECURITIES ACT OF 1933

               MINISTRY PARTNERS INVESTMENT CORPORATION
        (Exact name of registrant as specified in its charter)

                              California
    (State or other jurisdiction of incorporation or organization)

                              33-0489154
                (IRS Employer Identification Number)

    1150 N. Magnolia Avenue, Anaheim, California 92801   800-753-6742
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           STEPHEN A. BALLAS
                               President
                       1150 N. Magnolia Avenue,
                       Anaheim, California 92801
                             800-753-6742

                             With copy to:
                        BRUCE J. RUSHALL, ESQ.
                          RUSHALL & McGEEVER
                          1903 Wright Place,
                             Suite 250,
                     Carlsbad, California 92008
                             760-438-6855
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of proposed sale to the public: Upon the effective date of this Post-effective Amendment to the Registration
Statement.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following space and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: _____
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following space and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: _____
If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following space: _____

                     CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered: Class A-1 Notes Dollar Amount to be Registered: $12,500,000
Proposed Maximum Offering Price per Unit:  $1,000
Proposed Maximum Aggregate Offering Price:  $12,500,000
Amount of Registration Fee:  $3,688
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


CUMULATIVE SUPPLEMENT DATED June 16, 2000

                       ATTENTION PROSPECTIVE INVESTORS

The purpose of this Cumulative Supplement is to update the financial information contained in the Prospectus. The financial information included in this Supplement consists of the Company's updated, audited financial statements for the year ended December 31, 1999. This Supplement also contains an updated Management's Discussion and Analysis for the year ended December 31,1999 as compared to the year ended December 31, 1998.

Effective May 1, 2000, Mr. Stephen A. Ballas became President of the Company. Mr. Ballas replaced interim President Van C. Elliott. Prior to joining the Company, Mr. Ballas had since 1993, provided independent financing and marketing consulting services to various small and real estate related businesses. During this time he also served as Finance Committee Chairman of the Tri-City Baptist Church. Prior to its sale in October 1993, Mr. Ballas was an owner and manager of the Loan Connection, a mortgage finance company located in San Diego, California.

The following information should be read carefully and considered in connection with your review of the Prospectus, the receipt of which must precede or accompany this Supplement. This Supplement is Cumulative of all prior supplements to the prospectus. All supplements dated prior to this supplement should be disregarded.



Financial Statements

    The attached Balance Sheets as of March 31, 2000 and 1999, Statement of Operations for the three months ended March 31, 2000 and 1999, and Statements of Cash Flows for the three months ended March 31, 2000 and 1999 of Registrant (the "Company") have been prepared by the Company without an audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at March 31, 2000 and 1999 and for the three months ended March 31, 2000 and 1999 have been made.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The results of operations for the periods ended March 31, 2000 and 1999 are not necessarily indicative of the results for the full year.

    Management's Discussion and Analysis of Financial Condition and Results of Operations.

    The financial information included herein should be read in conjunction with the Financial Statements, including the Notes thereto.

                           Results of Operations

Three Months Ended March 31, 2000 vs. Three Months Ended March 31, 1999

    During the three months ended March 31, 2000, the Company incurred a net gain of $4,527 as compared to a net gain of $15,206 for the same three months ended March 31, 1999, a decrease in net income of ($10,679). Net interest income after provision for note receivable losses decreased to $88,423, a decrease of ($15,510) (or 15%) from $103,933 for the three months ended March 31, 1999. This decrease is attritiburable to a decrease in the weighted average yield (WAY)on Notes Receivable and an increase in weighted average cost (WAC) on Notes Payable . The Company's cost of funds (i.e., interest expense) during this period increased $68,801 (or 36%); i.e., $259,140 for the three month period ending March 31, 2000 as compared to $190,339 for the three months ended March 31, 1999. This increase is attributable to an increase in Notes Payable and an increase in the (WAC) on Notes Payable. At March 31, 2000, the company had outstanding debt securities (Notes Payable) of $17,325,023, up from $13,011,592 at March 31, 1999, an increase of 33%.

    The Company's operating expenses for the three months ended March 31, 2000 decreased to $80,851 from $81,393 for the same period ending March 31, 1999, a decrease of .6%. This is attributable primarily to decreased in salaries and legal and accounting expenses over the same period in 1999.

 The Company did not experience any material adverse effects on its results of operation or financial conditions as a result of year 2000 issues. Remediation costs associated with Year 2000 were minimal for the Company. It believes remediation costs will continue to be nominal through completion of Year 2000.

                      Liquidity and Capital Resources

Three Months Ended March 31, 2000 vs. Three Months Ended March 31, 1999

    Net increase in cash during the three months ending March 31, 2000 was $640,897, compared to a net increase of $540,017 for the three months ended March 31, 1999, an increase of $100,880. Net cash provided by operating activities totaled $1,492 for the three months ended March
31, 2000, a decrease of ($10,764) over $12,256 provided by operating activities during the three months ended March 31, 1999. This difference is attributable primarily to a decrease in Net Income during the three month period ending March 31, 2000 as compared to the same period in 1999.

    Net cash used by investing activities totaled $(1,182,263) during the three months ended March 31, 2000, compared to $(27,604) used during the three months ended March 31, 1999, an increase of $(1,154,659). This difference is attributable to an increase in net cash flow from Notes Receivable purchased during the three month period ending March 31, 2000 as compared to the same period in 1999.

    Net cash provided by financing activities totaled $1,821,688 for this three month period in 2000, an increase of $1,266,303, or (228%), from $555,365 provided by financing activities during the three month period ending March 31, 1999. This difference is attributable to an increase in net cash flow from the Company's outstanding debt securities (Notes Payable) during the three month period ending March 31, 2000 as compared to the same period in 1999.

    At March 31, 2000, the Company's cash, which includes cash reserves and cash available for investment in the Mortgage Loans, was $836,669, up from $807,670 at March 31, 1999, a increase of $28,999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.

The financial information included herein should be read in conjunction with the Financial Statements, including the Notes thereto.

                        Results of Operations

Twelve Months Ended December 31, 1999 vs. Twelve Months Ended December 31,
1998

   During the twelve months ended December 31, 1999, the Company incurred a net gain of $33,320 as compared to a net gain of $30,258 for the same twelve months ended December 31, 1998, a increase in net income of $3,062. Interest income, net, for the period, was $407,964, an increase of 20% from $339,485 for the twelve months ended December 31, 1998. The Company's cost of funds (i.e., interest expense) during this period increased $157,053 (or 24%)to $822,298 for the twelve month period ending December 31, 1999 as compared to $665,246 for the twelve months ended December 31, 1998. This is attributable to significant growth in the Company's debt securities portfolio. At December 31, 1999, the company had outstanding debt securities (Notes Payable) of $15,503,354, up from $12,456,227 at December 31, 1998, an increase of 24%.

   The Company's operating expenses for the twelve months ended December 31, 1999 increased to $333,278 from $275,701 for the same period ending December
31, 1998, an increase of 21%. This is attributable primarily to increases in Marketing and promotion, the addition of Ministry support (charitable Contributions), and increases in Salaries and Benefits due to the addition of an additional full time staff person in 1999.

   The Company did not experience any material adverse effects on its results of operation or financial conditions as a result of year 2000 issues. Remediation costs associated with Year 2000 were minimal for the Company. It believes remediation costs will continue to be nominal through completion of Year 2000.

                       Liquidity and Capital Resources

Twelve Months Ended December 31, 1999 vs. Twelve Months Ended December 31,1998

   Net decrease in cash during the twelve months ended December 31, 1999 was $(71,880), compared to a net increase of $147,668 for the twelve months ended December 31, 1998. This decrease of $(219,548) was due primarily to a decrease in net cash provided by Notes Payable. Net cash provided by operating Activities totaled $46,801 for the twelve months ended December 31, 1999; a decrease of $1,623 from $48,424 provided by operating activities during the twelve months ended December 31, 1998.

   Net cash used by investing activities totaled $(3,165,808) during the twelve months ended December 31, 1999, compared to $(3,573,111) used during the twelve months ended December 31, 1998, a decrease in cash used of $407,303. This difference is primarily attributable to a decrease in net cash used by Notes Receivable during the twelve months ended December 31, 1999 as compared to the same period in 1998

   Net cash provided by financing activities totaled $3,047,127 for this twelve-month period in 1999, a decrease of $625,228 from $3,672,355 provided by financing activities during the twelve months ended December 31, 1998. This difference is primarily attributable a decrease in net cash provided by borrowings on Notes Payable as compared to the same period in 1998.

   At December 31, 1999, the Company's cash, which includes cash reserves and cash available for investment in the Mortgage Loans, was $195,773, down from $267,653 at December 31, 1998, a decrease of $71,880 (27)%.



MINISTRY PARTNERS INVESTMENT CORPORATION
                             Financial Statements
             For the quarters ended March 31, 2000 and 1999

                             BALANCE SHEETS
                                                         March 31,
                                                    2000          1999

ASSETS:

Cash - ECCU                                   $836,669        $807,670
Loan receivable                                 43,343          58,925
Notes receivable                            1,7467,592      13,135,739
Allowance for loan loss                        (22,500)        (11,000)
Interest receivable                             85,493          85,578
Prepaid offering expense                         9,488          15,794
Prepaid expenses                                11,977           4,483
Furniture, fixtures & equipment (net)            6,131           5,163
Total assets                               $18,438,193     $14,102,352

LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
Accounts payable                                 3,000               0
Salaries payable                                 4,602           4,150
Accrued expenses - ECCU                         20,079          19,471
Line of credit - ECCU                                0               0
Notes payable                               17,325,022      13,011,592
Income taxes payable                               126           4,753
Total liabilities                          $17,352,829     $13,039,966

Equity:
Common stock, 100,000 shares, no par value   1,000,000       1,000,000
Retained earnings                               85,364          62,386
Total equity                                 1,085,364       1,062,386

Total liabilities and equity                18,438,193     $14,102,352


The accompanying notes are an integral part of these financial statements

             STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                            Three months ended March 31,
                                                    2000           1999
Income:

Interest income
Note receivable and loans receivable            $331,262       $291,209
Interest-bearing accounts                         18,801          4,063
Total Interest Income                           $350,063       $295,272

Interest expense:
Line of credit                                         0            379
Notes payable                                    259,141        189,960
Total interest Expense                           259,141        190,339

Net interest income                               90,922        104,933
Provision for notes receivable losses              2,500           1000
Net interest income after provision
  for notes receivable losses                     88,422        103,933

Operating expenses:
Salary and benefits                               30,337        37,058
Marketing and promotion                           13,202         7,160
Office operations                                 25,096        21,169
Legal and accounting                              12,216        16,006
Total operating expenses                          80,851        81,393


Income / (loss) before taxes                       7,571        22,540

Provision for taxes                                3,044         7,335

Net income (loss)                                  4,527        15,206


Retained earnings, beginning                      80,837        47,180

Retained earnings, ending                         85,364        62,386

Earnings per share                                  0.05         0.15

The accompanying notes are an integral part of these financial statements

                          STATEMENTS OF CASH FLOWS

                                             Three months ended March 31,
                                                     2000           1999

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                          $4,527       $15,206
Adjustments to reconcile net income
  to net cash provided by operation activities
Depreciation and amortization                          841           505
Provision for notes receivable                       2,500         1,000
Increase in accrued interest receivable             (3,503)       (2,797)
Decrease in prepaid expense                          5,114         4,095
Decrease in accounts receivable                          -         1,155
Decrease in acct payable                            (3,225)        2,906
Decrease in income taxes payable                    (4,762)      (12,396)
Prior year adjustment                                    -         2,582
Net cash provided by operating activities           $1,492       $12,256

CASH FLOWS FROM INVESTING ACTIVITIES
Principal payments received on loans receivable      4,136         3,625
Purchase of notes receivable                    (8,651,707)     (109,393)
Principal payments received on notes receivable  7,465,308        79,846
Purchase of property and equipment                       -        (1,681)
Net cash used by investing activities           (1,182,263)    $($27,604)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances made on the LOC                                 -       291,000
Amounts paid on the LOC                                  -      (291,000)
Principal payments made on notes payable        (1,910,764)   (1,056,257)
Proceeds from borrowings on notes payable        3,732,431     1,611,622
Net cash provided by financing activities       $1,821,667      $555,365


Net increase in cash and cash equivalents         $640,896      $540,017

Cash and cash equivalents at beginning            $195,773      $267,653

Cash and cash equivalents at end                  $836,669      $807,670

                     MINISTRY PARTNERS INVESTMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                            MARCH 31, 2000 AND 1999

1. Summary of Significant accounting policies

   Nature of Business

   Ministry Partners Investment Corporation (MPIC) was incorporated in California in 1991 and is a wholly-owned subsidiary of Evangelical Christian Credit Union (ECCU). The Company provides funds for real property secured loans for the benefit of Evangelical churches and church organizations through funding provided by members of and persons associated with such churches and organizations. The Company's offices, as well as those of its loan origination source, ECCU, are located in the state of California and substantially all of the business and operations of the Company are currently conducted in California and its mortgage loan investments are concentrated in California.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Prepaid offering expense

   Prepaid offering expense is related to a proposed public offering of unsecured notes. It is being amortized over a three year period.


   Notes Receivable

   Interest income on notes receivable is recognized over the term of the note and is generally computed using the simple interest method.

2. Related party transactions

   MPIC maintains all of its funds at the parent, ECCU. Total funds held with ECCU were $836,669 and $807,670 at March 31, 2000 and 1999, respectively. Interest earned on these funds were $18,801 and $4,063 for the three months ended March 31, 2000 and 1999, respectively.

   MPIC utilized physical facilities and other services of ECCU. A charge of $2,612 - 2000 and $2,456 - 1999 was made for these services which is included in Office Operations. The method used to arrive at the periodic charge is based on the fair market value of services provided. Management asserts that such method is reasonable.

   Notes payable are substantially to members of ECCU.

3. Notes receivable

   In March 1992, MPIC purchased a pool of first trust deed seasoned loans from ECCU for the then outstanding balance. Loan maturities extend through 2001, although the majority were due in 1995 and 1996. Interest rates range from 7.025% to 11.50%, yielding an average of 9.138%. The loans were made to churches in Southern California and are the collateral for certain notes payable. This pool of first trust deed notes was retired in early 1996.

   During 1997, 1998, 1999 and 2000, MPIC participated in church loans made by ECCU. Interest is at variable rates of interest; ranging from 7.250% to 11.000%, yielding an average of 8.154%. ECCU services these loans, charging a service fee.

   An allowance for doubtful accounts has been established for notes receivable of $22,500 as of March 31, 2000. At March 31, 1999 the allowance for doubtful accounts was $11,000. The Company has no experience of loan loss and, as of March 31, 2000 and 1999, none of the loans are impaired. Management believes all of the notes are adequately secured and fully collectible.

4. Line of credit - ECCU

   MPIC has an unsecured $2,100,000 line of credit with ECCU, of which $ -0- and $-0- was borrowed at March 31, 2000 and 1999,
   respectively.   Interest at March 31, 2000 and 1999 was 8.750% and
   7.750%, respectively, and varies according to ECCU's cost of funds.

5. Notes payable

   MPIC has unsecured notes payable at March 31, 2000, as follows:


                                     Total        Interest Rate

         Private Placement         $   131,558       7.70 - 8.30
         CA Public Offering            361,501       6.90 - 8.66
         National Offering             561,312       5.24 - 7.21
         Special Offering            9,377,975       5.24 - 7.04
         National A-1 Offering       6,762,177       5.24 - 6.98
         International Offering        130,499       5.37 - 6.69

                                  $ 17,325,022       5.24 - 8.66


      Future maturities at March 31 are as follows:

                                          2000              1999

         1999                              -0-         9,944,802
         2000                       13,373,095         2,192,437
         2001                        2,772,128           249,117
         2002                          529,320           290,188
         2003                          303,273           285,048
         2004                          192,978            50,000
         2005                          154,228               -0-

                                  $ 17,325,022      $ 13,011,592
6. Public offering

   In August 1994, MPIC received approval from the Department of Corporations of the State of California to offer $6,000,000 in unsecured notes payable, of which only $3,000,000 may be outstanding at any one time. At March 31, 2000 and 1999, $361,501 and $391,942, respectively, were outstanding.

7. National Offering

   In October 1996, MPIC received approval from the Securities and Exchange Commission to offer $5,000,000 in unsecured notes payable nation wide. This offering has been completely sold. At March 31, 2000 and 1999, $561,312 and $1,481,433, respectively, were outstanding.

   In December 1997, MPIC received approval from the Securities and Exchange Commission to offer $25,000,000 of Class A1 unsecured notes payable nation wide. In December 1997, MPIC registered $15,000,000 of the National A1 notes. By November 29, 1999 $12,064,110 of the $15,000,000 had been sold. MPIC deregistered the remaining $2,935,890 on November 29, 1999. On November 30,1999, MPIC registered another $12,500,000 of the National A1 offering. This offering is currently available in California, Colorado and Oregon. At March 31, 2000 and 1999,$ 6,762,177 and $ 5,247,500, respectively, were outstanding in total National A1 notes.


                                MINISTRY PARTNERS INVESTMENT
                                        CORPORATION

                                   FINANCIAL STATEMENTS

                                DECEMBER 31, 1999 AND 1998













                                    TABLE OF CONTENTS


                                                   Page

Independent Auditor's Report                        1

Balance Sheets                                      2

Statements of Income and Retained Earnings          3

Statements of Cash Flows                            4

Notes to Financial Statements                       6










                             INDEPENDENT AUDITOR'S REPORT


Board of Directors
Ministry Partners Investment Corporation


We have audited the accompanying balance sheets of Ministry Partners Investment Corporation as of December 31, 1999 and 1998, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ministry Partners Investment Corporation as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ TURNER, WARREN, HWANG & CONRAD
TURNER, WARREN, HWANG & CONRAD
ACCOUNTANCY CORPORATION


February 22, 2000



                        MINISTRY PARTNERS INVESTMENT CORPORATION

                                     BALANCE SHEETS

                                       DECEMBER 31




                                                      1999          1998
ASSETS
Current Assets
  Cash                                         $   195,773   $    267,653
  Notes receivable, net of allowance for losses  2,935,590        344,434
  Loans receivable                                   5,226          3,590
  Interest receivable                               81,989         82,781
  Accounts receivable                                    -          1,155
  Prepaid expenses                                  26,580         24,372
                                                 ---------        -------
    Total Current Assets                         3,245,158        723,985
                                                 ---------        -------
Other Assets
  Notes receivable                              13,325,603     12,751,758
  Loans receivable                                  42,252         58,960
  Property and equipment, net                        6,972          3,987
                                                ----------     ----------
    Total Other Assets                          13,374,827     12,814,705
                                                ----------     ----------
Total Assets                                  $ 16,619,985   $ 13,538,690
                                                ==========     ==========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Accounts payable                            $     30,906   $     20,715
  Notes payable - current portion               13,692,987     10,877,010
  Income taxes payable                               7,806         17,149
                                                ----------     ----------
  Total Current Liabilities                     13,731,699     10,914,874
                                                ----------     ----------
Long-term Liabilities
  Notes payable                                 15,503,354     12,456,227
  Less current portion                         (13,692,987)   (10,877,010)
                                                ----------     ----------
    Total Long-term Liabilities                  1,810,367      1,579,217
                                                ----------     ----------
Commitments and contingent liabilities                  -               -
Stockholder's Equity
  Common stock, 10,000,000 shares
   authorized, 100,000 shares issued
   and outstanding, no par value                 1,000,000       1,000,000
  Retained earnings                                 77,919          44,599
                                                 ---------       ---------
   Total Stockholder's Equity                    1,077,919       1,044,599
                                                 ---------       ---------
Total Liabilities and Stockholder's Equity    $ 16,619,985  $   13,538,690
                                                ==========      ==========
The accompanying notes are an integral part of these financial statements.

                       MINISTRY PARTNERS INVESTMENT CORPORATION

                      STATEMENTS OF INCOME AND RETAINED EARNINGS

                             FOR THE YEARS END DECEMBER 31

                                                     1999             1998
INTEREST INCOME
Notes receivable and loans receivable         $ 1,192,734       $  986,717
Interest-bearing accounts                          37,528           18,014
                                                ---------        ---------
    Total Interest Income                       1,230,262        1,004,731
                                                =========        =========


INTEREST EXPENSE
Line of credit                                     8,227            21,235
Notes payable                                    814,071           644,011
                                                 -------           -------
    Total Interest Expense                       822,298           665,246
                                                 =======           =======

NET INTEREST INCOME                              407,964           339,485
                                                 -------           -------
PROVISION FOR NOTES RECEIVABLE LOSSES             10,000            10,000
                                                 -------           -------
NET INTEREST INCOME AFTER PROVISION FOR
 NOTE RECEIVABLE LOSSES                          397,964           329,485
                                                 -------           -------
OPERATING EXPENSES
Salaries and benefits                            154,563           126,497
Marketing and promotion                           48,434            36,655
Office occupancy                                  11,337            10,921
Office operations                                 72,175            61,132
Legal and accounting                              36,669            40,496
Ministry support                                  10,100                 -
                                                 -------           -------
     Total Operating Expenses                    333,278           275,701
                                                 -------           -------
INCOME BEFORE PROVISION FOR INCOME TAXES          64,686            53,784

Provision for Income Taxes                        31,366            23,526
                                                 -------           -------
NET INCOME                                        33,320            30,258

RETAINED EARNINGS, BEGINNING                      44,599            14,341
                                                 -------           -------
RETAINED EARNINGS, ENDING                       $ 77,919         $  44,599
                                                 =======           =======

The accompanying notes are an integral part of these financial statements.

                          MINISTRY PARTNERS INVESTMENT CORPORATION

                                  STATEMENTS OF CASH FLOWS

                                FOR THE YEARS END DECEMBER 31




                                                         1999         1998
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                         $   33,320   $   30,258
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization                       2,894        1,184
    Provision for notes receivable                     10,000       10,000
Decrease (increase) in accrued interest receivable        792      (41,010)
(Increase) decrease in prepaid expense                 (2,208)      27,230
Decrease in accounts receivable                         1,155        2,845
Increase in accounts payable                           10,191        4,462
(Decrease) increase in income taxes payable            (9,343)      13,455
                                                       ------       ------
      Net Cash Provided by Operating Activities        46,801       48,424
                                                       ======       ======
CASH FLOWS FROM INVESTING ACTIVITIES
Principal payments received on loans receivable        15,072       10,477
Purchase of notes receivable                      (11,993,852)  (5,459,964)
Principal payments received on notes receivable     8,818,851    1,881,547
Purchase of property and equipment                     (5,879)      (5,171)
                                                    ---------    ---------
      Net Cash Used by Investing Activities        (3,165,808)  (3,573,111)
                                                    =========    =========

CASH FLOWS FROM FINANCING ACTIVITIES
Advances made on line of credit                     2,466,000    1,672,384
Amounts paid on line of credit                     (2,466,000)  (2,652,384)
Principal payments made on notes payable           (5,501,174)  (1,735,252)
Proceeds from borrowings on notes payable           8,548,301    6,387,607
                                                    ---------    ---------
      Net Cash Provided by Financing Activities     3,047,127    3,672,355
                                                    =========    =========

Net increase in cash and cash equivalents             (71,880)     147,668

Cash and cash equivalents at beginning of year        267,653      119,985
                                                      -------      -------
Cash and cash equivalents at end of year            $ 195,773    $ 267,653
                                                      =======      =======

The accompanying notes are an integral part of these financial statements.

                            MINISTRY PARTNERS INVESTMENT CORPORATION

                              STATEMENTS OF CASH FLOWS (CONTINUED)

                                 FOR THE YEARS END DECEMBER 31



                     SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:



                                            1999              1998
Interest paid                        $   822,298       $   665,246
Income taxes paid                         40,709             6,377





The accompanying notes are an integral part of these financial statements.

                          MINISTRY PARTNERS INVESTMENT CORPORATION

                             NOTES TO THE FINANCIAL STATEMENTS

                                DECEMBER 31, 1999 AND 1998



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business: Ministry Partners Investment Corporation was incorporated in California in 1991 and is a wholly-owned subsidiary of Evangelical Christian Credit Union (ECCU). The Company provides funds for real property secured loans for the benefit of Evangelical churches and church organizations through funding provided by members of and persons associated with such churches and organizations. The Company's offices, as well as those of its loan origination source, ECCU, are located in the state of California and substantially all of the business and operations of the Company are currently conducted in California and its mortgage loan investments are concentrated in California.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Notes Receivable: Interest income on notes receivable is recognized over the term of the note and is generally computed using the simple interest method. The allowance for notes receivable losses is increased by charges to income and decreased by charge offs (net of recoveries).

Property and Equipment: Furniture, fixtures, and equipment are stated at cost, Less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which range from three to five years.

Prepaid Offering Expense: Prepaid public offering is related to a public offering of unsecured notes. It is being amortized over a three-year period.

Reclassification: Certain account reclassifications have been made to the financial statements of the prior year in order to conform to classification used in the current year.

NOTE 2 -  RELATED PARTY TRANSACTIONS

The Company maintains all its funds at the parent, ECCU. Total funds held with ECCU at December 31, 1999 and 1998 were $195,773 and $267,653, respectively. Interest earned on these funds for the years ended December 31, 1999 and 1998 were $37,528 and $18,014, respectively.

The Company, as part of its investment strategy, purchases an interest in loans offered for sale by ECCU. In consideration, ECCU has entered into an agreement with the Company to share net fee income on loans purchased. The Company purchased loans totaling $11,993,852 and $5,459,964 from ECCU and received no fee income from ECCU during the years ended
December 31, 1999 and 1998, respectively. The Company recognized interest income on notes receivable from ECCU of $1,187,596 and $986,717 during the years ended December 31, 1999 and 1998, respectively.

The Company pays support charges for management services and rent to ECCU on a month-to- month basis. Charges of $48,600 and $35,575 were made for these services for the years ended December 31, 1999 and 1998, respectively. The method used to arrive at the periodic charge is based on the fair market value of services provided. Management believes that such method is reasonable.

The Company reimburses ECCU for salaries and benefits of employees. The amounts reimbursed for the years ended December 31, 1999 and 1998 were $154,563 and $126,497, respectively. Reimbursements of $29,503 and $18,082 were due to ECCU at December 31, 1999 and 1998, respectively.

NOTE 3 - NOTES RECEIVABLE

The notes receivable are backed by loan participation agreements secured by loans originated by ECCU to various churches and related organizations to finance facilities. Loan maturities extend through 2005. The notes earn interest at rates between 7.25% and 11.00%, with a weighted average yield of 8.24%.

The Company maintains allowance for notes receivable losses of $20,000.
The Company has no experience of loan loss and, as of December 31, 1999, none of the loans are impaired. Management believes all of the notes are adequately secured and the allowance is adequately maintained.

NOTE 4 - LINE OF CREDIT

The Company has an unsecured $2,100,000 line of credit with ECCU that expires March 31, 2000. There were no outstanding borrowings as of December 31, 1999. Interest at December 31, 1999 was 8.25%, and varies according to ECCU's cost of funds. Interest of $8,227 and $21,235 was paid to ECCU during the years ended December 31, 1999 and 1998, respectively.

NOTE 5 - NOTES PAYABLE

The Company has unsecured notes payable at December 31, 1999, as follows:


                                             Amount         Interest Rate
Private Placement Notes               $    203,860          7.70% - 8.55%
Public Offering Notes - California         356,940          6.90% - 8.66%
Public Offering Notes - National         7,270,376          4.95% - 7.21%
Special Offering Notes                   7,543,111          4.95% - 6.48%
Offshore Notes                             129,067          5.27% - 5.81%
                                        ----------
                                      $ 15,503,354
                                        ==========

Notes payable are substantially to members of ECCU.

The following are maturities of notes payable for each of the next five years:

     Year Ending
     December 31
        2000        $   13,692,987
        2001               937,701
        2002               393,292
        2003               298,956
        2004               180,418
                        ----------
                   $    15,503,354
                        ==========
NOTE 6 - PUBLIC OFFERING

In August 1994, the Company received approval from the Department of Corporations of the State of California to offer $6,000,000 in unsecured notes payable, of which only $3,000,000 may be outstanding at any one time. Notes totaling $124,874 and $386,878 were outstanding at December 31, 1999 and 1998, respectively. This offering has been discontinued.

The Company filed a registration statement with the U.S. Securities and Exchange Commission (SEC) and received approval in October 1996 to offer $5,000,000 in unsecured promissory notes to the public. Notes totaling $744,828 and $1,920,261 were outstanding at December 31, 1999 and 1998, respectively.

The Company filed a registration statement with the SEC and received approval in December 1997 to offer $15,000,000 in unsecured promissory notes to the public. Notes totaling $5,386,462 and $4,077,563 were outstanding as of December 31, 1999 and 1998, respectively.

The Company filed a registration statement with the SEC and received approval in December 1999 to offer $12,500,000 unsecured notes to the public. Notes totaling $1,139,088 were outstanding as of December 31, 1999.

NOTE 7 - INCOME TAXES

Federal income and state franchise taxes for the years ended December 31, 1999 and 1998 are as follows:



                         1999            1998
Federal income taxes $ 20,002        $ 14,537
State franchise taxes  11,364           8,989
                       ------          ------
                     $ 31,366        $ 23,526
                       ======          ======

NOTE 8 - CONCENTRATION OF CREDIT RISK

At December 31, 1999 and 1998, the Company had cash at ECCU which was not federally insured. The aggregate uninsured amounts were $82,954 and $123,387, respectively.

PROSPECTUS

                                   $12,500,000

                        MINISTRY PARTNERS INVESTMENT CORPORATION

                               Class A-1 Promissory Notes


     We are offering our Class A-1 Promissory Notes. The Notes are offered in Series 1, 5, 10, 25, 50, 100 and C. Each series is offered with maturities of 6, 12, 24, 30 and 60 months, except the Class C Series which we offer with a maturity of 72 months only. Each series bears interest at a rate equal to a fixed spread above the blended index rate for the respective series and maturity of the Note in effect on the date of sale. The blended index rate is comprised of two banking industry rates reported by the Bank Rate Monitor(tm).


     INVESTING IN OUR NOTES INVOLVES RISKS. SEE "Risk Factors" beginning on page 3. There will be no public market for our Notes.

     The Notes are subject to the Class A-1 Notes Loan and Standby Trust Agreement (the "Loan Agreement") which sets forth the rights of the Noteholders. Our obligation to pay the Notes is unsecured and not guaranteed by any person. We are offering the Notes directly through our officers and selected employees. Unless sooner terminated, we will continue this Offering until the second anniversary date of this Prospectus, subject to applicable federal and state securities laws.

                             Offering     Underwriting        Proceeds to the
                               Price        Discount             Company(1)

Minimum Purchase         $      1,000         None            $         1,000

Total                    $ 12,500,000         None            $    12,500,000

(1) Before deduction of filing, printing, legal, accounting and miscellaneous expenses payable by us which we estimate will not exceed $30,000.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

The current Rate Schedule and any other supplements to this Prospectus are placed inside this front cover.


                The date of this Prospectus is November 30, 1999

                              Table of Contents
                                                                          Page
INTRODUCTION                                                                 1

PROSPECTUS SUMMARY                                                           1
The Offering                                                                 1

RISK FACTORS                                                                 3
Risks Related to Our Business                                                4
Risks Related to the Offering                                                8

USE OF PROCEEDS                                                             12

THE BUSINESS                                                                13
Our Company                                                                 13
Employees                                                                   13
Facilities                                                                  13
Overview of Our Business                                                    14
Capitalization and Operational Funding                                      14
ECCU Credit Line Financing                                                  16
ECCU and its Relationship to Our Company                                    16
Cash Reserve Policy                                                         18
Mortgage Loan Investments                                                   18
Mortgage Loan Portfolio Management                                          22
Nature of Mortgage Loan Investments                                         23

MANAGEMENT                                                                  26
Board of Directors                                                          28
Committees                                                                  28
Director Compensation                                                       28

MANAGEMENT COMPENSATION                                                     29

VOTING SECURITY OWNERSHIP                                                   29

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS                            30
Results of Operations                                                       31
Liquidity and Capital Resources                                             32

CERTAIN TRANSACTIONS                                                        33

DESCRIPTION OF THE NOTES                                                    33
General                                                                     33
Series of Class A-1 Notes                                                   34
Interest                                                                    34
Reinvestment Option                                                         36
Optional Prepayment                                                         36
Early Presentment of Notes                                                  37
Loan And Standby Trust Agreement                                            37
Trustee in the Event of an Uncured Default                                  40
Amendment, Supplement and Waiver                                            41
Certain Definitions                                                         42

LEGAL PROCEEDINGS                                                           45

PLAN OF DISTRIBUTION                                                        45
Sales to IRAs                                                               46
Sales to 403(b) Plans                                                       46

HOW TO PURCHASE A NOTE                                                      46

EXPERTS AND COUNSEL                                                         46

ADDITIONAL INFORMATION                                                      47


INDEX TO FINANCIAL STATEMENTS                                              F-1
EXHIBIT A - Form of Class A-1 Note                                         A-1
EXHIBIT B - Form of Loan and Standby Trust Agreement                       B-1

____________________________________________

YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY NOTES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME PROSPECTUS MAY BE DELIVERED OR OF ANY SALE OF THE NOTES.


                                 INTRODUCTION

     Please read this Prospectus carefully. It describes our business, finances and the Notes. We have prepared this Prospectus so that you will have the information necessary to make your investment decision.

                               PROSPECTUS SUMMARY

     We invest in secured loans (mortgage loans) made to eligible evangelical Christian churches and church organizations. We purchase our mortgage loan investments from our Parent corporation, Evangelical Christian Credit Union. We may occasionally purchase mortgage loans from other institutions in the future. For ease of reference, we will refer to Evangelical Christian Credit Union as ECCU, or our Parent. However, our business is separate from that of ECCU, and ECCU is not responsible for and does not guarantee our business or our Notes.

     We depend on proceeds from the sale of the Notes and our other debt securities to investors to make our mortgage loan investments. We also from time to time, depend on the sale of our debt securities to timely pay our debt obligations. We started selling our debt securities notes in 1991 and since that time we have sold over $30,000,000 of our debt securities of various classes and series in previous public and private offerings. At September 30, 1999, we had more than $13,000,000 of total debt securities outstanding, $5,800,000 of which were Class A-1 Notes outstanding as of the date of this Prospectus.

     Our executive offices are located at 1150 N. Magnolia Avenue, Anaheim, California 92801 and our telephone number is 800-753-6742.

The Offering

Amount of our Class
A-1 Notes Offered:     $12,500,000

Use of Proceeds:       To purchase additional mortgage loan investments; to
                       repay our outstanding indebtedness as it becomes due.

Interest Rate:         For series 1 through 100 Notes, the interest rate is
                       fixed on the date the Note is sold at the rate equal to the blended index rate then in effect for the respective
                       Note series and maturity, plus the respective fixed spread as follows:

                           Note Series                Fixed Spread
                                1                        1.00%
                                5                        1.12%
                                10                       1.24%
                                25                       1.36%
                                50                       1.48%
                                100                      1.60%
                       For series C10 and C25 Notes, interest rate is adjusted monthly and is the sum of the blended index rate for 90-day certificates of deposit, plus:
                                C10                      1.00%
                                C25                      1.50%

The BIR: The blended index rate is the average of the National Index Rate and the Los Angeles Index Rate for financial institutions reported in the applicable edition of the Bank Rate Monitor(tm) in effect on the first day of each month. We reserve the right to change the rates of the Notes offered more often than monthly.

Note Maturity:         We offer the Series 1, 5, 10, 25, 50 and 100 Notes in
                       maturities of 6, 12, 24, 30 and 60 months each.  The
                       Series C Notes have a maturity of 72 months only.

Your Right to Call
or Redeem Note:        You may call for redemption of the Class C Notes at any
                       time after 90 days.

Interest Payment Date: Unless you select the reinvestment option or other payment option, your Note is payable interest only in arrears, monthly, on or before the 5th business day of the month next following the due date, pro rated for the first partial payment period. Interest begins to accrue on the date you purchase your Note. The minimum required purchase price for each Note is as follows:

Minimum Purchase:      Series 1 Notes           $1,000
                       Series 5 Notes           $5,000
                       Series 10 Notes         $10,000
                       Series 25 Notes         $25,000
                       Series 50 Notes         $50,000
                       Series 100 Notes       $100,000
                       Series C10 Notes        $10,000
                       Series C25 Notes        $25,000

Interest Reinvestment
Option: At any time, you can direct us to retain all interest payable on your Note and pay you interest on such interest at the same rate payable on the principal of the Note. This allows you to earn interest on your interest (i.e., you earn compound interest).

Ranking: Our Notes are general obligations backed by our full faith and credit. They will generally be equal in right to payment with our other existing and future indebtedness, but will be senior in right to payment to our credit lines with our parent and any other of our indebtedness which is expressly subordinated to your Notes. Your Notes will not be secured or guaranteed.

Optional Repayment:    We reserve the right to recall or redeem your Notes at
                       our election at any time upon not less than 30 days nor more than 60 days prior written notice.

Certain Covenants:     Under the Loan Agreement we promise, among other things,
                       to:

                       a.   Maintain an Adjusted Net Worth of at least
                              $2,000,000;
                       b.   Maintain a Fixed Charge Coverage Ratio of at least
                              1.2 to 1.0;
                       c.   Limit our Other Indebtedness to $750,000 or less;
                       d.   Not pay dividends or make certain other
                              distributions to our shareholder, ECCU;
                       e.   Enter into certain transactions with ECCU or its
                              Affiliates; or
                       f.   Consummate certain consolidations, mergers or sales
                              of our assets.

Discretionary
Prepayment:            You may request at any time that we repurchase or prepay
                       all or any portion of your Note prior to its maturity.
                       We may prepay in our sole discretion, at an amount equal to the unpaid principal amount prepaid plus accrued and unpaid interest thereon, less an amount equal to the lesser of 3 months interest payable on the prepaid amount or interest payable thereon for 1/6 of the original term of the Note.

Loan and Standby
Trust Agreement:       The Notes are part of up to $25 million of Class A-1
                       Notes which may be issued pursuant to the Loan and Standby Trust Agreement. As a condition to your purchase of a Note, you must agree to be bound by the terms and conditions of the Loan and Standby Trust
                       Agreement. Among other things, this Agreement requires you to pursue your remedies with respect to any default by us on the Notes through a trustee which may be appointed by the majority vote of the holders of the outstanding Notes (Noteholders).

Use of Proceeds:       After payment of our Offering costs, we will use the
                       proceeds to purchase additional Notes and to pay interest and principal due on our currently outstanding
                       Notes as payment becomes due.


                               RISK FACTORS

     Carefully consider the risks described below before making your investment decision. Refer to the other information in this Prospectus, including our financial statements and the related notes.

     If any of the following risks occur, our business, operations or financial condition could be materially harmed. As a result, our ability to repay your Note could be impaired and you could lose all of your investment.

                         Risks Related to Our Business

     Because the amount and time of payment of our outstanding indebtedness will be different from the timing and amounts we receive from our mortgage loan investment portfolio, we may from time to time have insufficient liquidity, which could impair our ability to timely pay some or all of our outstanding debt obligations.

From time to time, the amount of revenue from our receivables could be less than our obligations to pay the Notes and our other obligations. This could be true even though the principal amount of our receivables exceeds that of our liabilities because of the different required rates of payment.

     Ordinarily, we expect borrowings on our credit line and our cash reserves to fund these shortfalls. However, if these resources were not available, we would need to look for additional financing. If additional financing were not available, we could default on the payment of some or all of the Notes. Also, a delay or default in the payment of a significant amount of our mortgage loan investments would impair our ability to pay the Notes and our other debt.

Our profitability depends on the excess, if any, of interest earned on our investment portfolio over the amount of interest we are required to pay on the Notes and our other debt obligations. Unexpected interest rate fluctuations could reduce or eliminate our profit margins.

     Our profitability is principally a function of the spread between the yields at which we are able to purchase our mortgage loan and the interest rates we must pay to our investors. A decrease in the spread would have a negative effect on our ability to pay our debt obligations and our general administrative expenses and other costs of operations.

We have in the past and expect to continue to rely on the ability of our parent, ECCU, to originate profitable mortgage loan investments.

     We will continue to rely primarily on ECCU to originate our mortgage loan investments and we do not intend to retain personnel appropriately licensed to internally originate or broker our own loan investments. Even though the mortgage loans we acquire from ECCU must meet our underwriting criteria and be approved by our board, there is no assurance that we could not obtain more profitable or advantageous mortgage loan investments through sources independent of ECCU.
     Also, because a majority of our board of directors (our Board) and our officers are also directors and/or officers of ECCU, conflicts of interest are inherent in mortgage loan transactions between ourselves and ECCU.
  These conflicts of interest include:

a. Conflicts in determining which ECCU mortgage loans will be made available to us;

           b. Conflicts of interest regarding the price and term of mortgage loans ECCU offers to us;

           c. The creditworthiness of borrowers of mortgage loans ECCU offers to us.

Our short-term liquidity depends in substantial part on the ECCU lines of credit and there is no assurance that our parent will continue to provide us with credit.

     We have relied on the ECCU lines of credit since our inception as a significant source for funding our temporary cash needs. ECCU is under no obligation to extend its credit agreements in the future and may, under various circumstances, terminate its existing loans. ECCU provides these lines of credit in accordance with its normal operating and regulatory standards which require us to meet certain credit standards for the loan to continue. Accordingly, there is no assurance that ECCU will continue to renew the ECCU lines of credit without terms and conditions which are less favorable to us.

Because we invest in specialized purpose mortgage loans, our loan portfolio is not diversified beyond our target borrower group.

     We are among a limited number of institutions providing loans to evangelical churches and church organizations. Because they are not commercial enterprises and depend on pledges and donations from their members, these organizations do not readily qualify for loans or construction loans on practical terms from bank and other commercial institutions. Also, the secondary market for these loans, that is, persons who purchase these loans after they are made, is also limited and narrow in its scope.

     Also, the majority of our mortgage loans are made to borrowers located in California. Therefore, we will be particularly sensitive to downturns in economic conditions affecting California.

     Our mortgage loan agreements generally require the borrower to adequately insure the property securing the loan against liability and casualty loss. However, certain types of losses, generally those of a catastrophic nature such as earthquakes, floods or storms, and losses due to civil disobedience, are either uninsurable or are not economically insurable.
  If a property were destroyed by an uninsured loss, we could suffer loss of all or a substantial part of our mortgage loan investment.

Our ability to timely pay interest and principal on our indebtedness depends on a number of factors and may depend from time to time on our ability to sell the Notes.

     We may from time to time depend on the sale of additional Notes or other debt instruments for funds to repay outstanding debt as it becomes due and payable. As of September 30, 1999, 88.6% of our approximately $13.1 million of outstanding Class A-1 Notes and other debt securities mature on or before June 30, 2000. To timely repay this debt, we must depend on revenues from our mortgage loan investments, the sale of new Notes, either through reinvestment by existing Noteholders or to new investors.

     Our short-term liquidity depends on our cash reserves and borrowings on the ECCU credit line. Our long-term liquidity will depend on timely receipt of principal and interest payments on our mortgage loan investments and the sale of additional Notes and other debt securities. Only in times of emergency would we look to the sale or hypothecation of our mortgage loan investments for liquidity.

     This is because the market for our mortgage loans is specialized and the prices at which our portfolio could be liquidated is uncertain. Our ability to repay our various debt obligations depends on a number of factors, most of which are outside our control. These factors include:

               a. The timely payment by borrowers under our mortgage loan investments;

               b. Legal and regulatory requirements affecting our ability to collect any defaulted mortgage loan investments;

               c. Changes in federal income tax or other regulatory laws which would detrimentally impact our cashflow through the payment of taxes or surcharges;

               d. Changes in local or national financial markets, real estate markets, or economic conditions in general.

     We expect to rely on funds from the following sources to timely meet our obligations under the Notes:

               a.  Net cash from operations;

               b.  Funds borrowed temporarily under the ECCU lines of credit;

               c. The reinvestment by existing Noteholders into notes or debt securities upon maturity of their indebtedness;

               d.  The sale of the Notes and/or other debt securities; and

               e. The sale and/or hypothecation of our mortgage loan investments.

     There is no assurance that sufficient funds will be available from these sources when we need them.

In the event the borrower defaults on one of our mortgage loans, we will generally need to recover our investment through the sale of the property securing the loan.

     In general we have to look to the sale of our mortgage loan security for recovery of our investment in the event of an uncured default on our mortgage loans. In that event, the value of the real property security may prove insufficient, in which case we would not recover the amount of our investment. Even though an appraisal of the property may be obtained at the time the Loan is originated, the property's value could decline as a result of a number of subsequent events, including:

               a.  Uninsured casualty loss (such as an earthquake or flood);

               b.  A decline in the local real estate market;

               c.  Undiscovered defects on the property;

               d.  Waste or neglect of the property

               e.  A downturn in demographic and residential trends;

               f. A decline in growth in the area in which the property is located. Also, churches and church-related properties are generally not as marketable as more common commercial, retail or residential properties.

     The occurrence of any of these factors could severely impair the value of our security for our mortgage loan investment.

We expect that we could incur foreclosures and losses in connection with our mortgage loan investments during recessionary or depressed economic periods.

     During recessionary or depressed economic periods, we could incur greater losses through defaults and foreclosures on our mortgage loan investments. This is because churches and church-related borrowers depend on donations and pledges from their members, and could be vulnerable to adverse changes in financial and economic conditions.

     Also, during times of recession or depression, the demand for mortgage loans, even in times of declining interest rates, could decline. Also, in connection with any sale or hypothecation of a mortgage loan, we would likely be responsible in whole or in part for a limited period of time for any delinquencies or default. If we should experience significant delinquency rates, our revenues would materially decrease and, subject to our other available cash resources at the time, our ability to timely pay the Notes and our other indebtedness may be substantially impaired.

We depend on reinvestments by our investors.

     It is anticipated that a significant amount of the Notes will be purchased by holders of our existing notes and debt securities upon maturity of those loans. Historically, we have enjoyed a significant rate of reinvestment by our investors upon maturity of their debt obligations. For example, during 1998 and 1997, 86.9% and 75.6%, respectively reinvested in new debt securities upon maturity of their loans. If our investors do not reinvest in substantial amounts, our ability to timely pay our debt could be significantly impaired. There is no assurance that these past rates of reinvestment will continue in the future.

If we were forced to sell our mortgage loans, we may not recover our investment.

     Should we be required to liquidate our mortgage loan investments, the amount we could realize is uncertain and cannot be predicted. It would depend on several factors, including the quality and yield of the mortgage loans and prevailing financial market and economic conditions. It is therefore possible that we would realize substantially less than the face amount of our mortgage loans, should we be required to sell or hypothecate them.

                              Risks Related to the Offering

Our obligation to pay the Notes is not secured, not guaranteed by any person, and is our general obligation ranking in right of payment to our obligation to pay our existing and future indebtedness, except those obligations which may be expressly subordinated in payment to the Notes.

     The Noteholders will have no greater right to payment than that of our other general creditors. At September 30, 1999 we had outstanding approximately $13.1 million of total debt obligations, including approximately $5.8 million of previously sold Class A-1 Notes.
  Approximately 86.6%, 6.0%, and 1.5% of the principal amount of this debt, is due and payable prior to June 30, 2000, 2001 and 2002, respectively. Repayment of the Notes is our exclusive obligation and the Notes are not the obligation or responsibility of ECCU or any other person.

The Notes are unrated and there will be no sinking fund for repayment of the Notes.

     We have not obtained a rating for your Notes from an independent rating agency and we do not intend to request such a rating. Also, there will not be a sinking fund established for the repayment of the Notes and we must rely on our available cash resources to timely repay your Note. There is no assurance that we will have adequate cash resources available at the time the Notes are due.

We have not independently determined the offering price for our Notes.

     The Notes are being offered at their face amount, i.e., at par. We have not determined the price of the Notes based on any single or group of objective factors. No independent appraisal or evaluation company, or other expert or advisor has been consulted in regards to the pricing of our Notes. Therefore, there is no assurance that the yield the investors would receive on the purchase of our Notes is not lower than that which could be obtained from similar investments from other issuers. Also, the price in terms of our Notes have not been reviewed by an independent underwriter.

You will not be able to rely on the review by an independent underwriter.

     When an offering is made through an underwriter, that firm generally takes the responsibility of reviewing and approving the offering in accordance with its professional standards and due diligence procedures. Because we are selling the Notes directly through our officers and employees, you will not be able to rely on an independent underwriter's review of the Offering.

Your rights as a Noteholder are governed, restricted and regulated by the Loan Agreement.

     When you purchase a Note you become a party to the Loan Agreement which restricts and regulates your rights as a Noteholder. For example, in the event of a default or breach by us, under the Loan Agreement you could seek remedies against us only through a trustee appointed under the Loan Agreement. The Noteholders would be required to appoint a trustee in order to proceed against us under the Loan Agreement.

     The Loan Agreement requires Noteholders owning only a majority vote of the outstanding principal amount of the Notes, to take certain acts for and to bind all of the Noteholders. This includes the election and removal of a trustee, adopting certain amendments and supplements to the Loan Agreement and the Notes, and waiving certain defaults, events of default or breaches by us under the Loan Agreement.

     The Loan Agreement contains cross-default provisions whereby our default on one series of our Note obligations will constitute a default with respect to each other series of Notes outstanding. Thus, Noteholders suffering an actual default may be more inclined to act to appoint a trustee under the Loan Agreement to take action against us than Noteholders who suffer only a technical default on their Notes because of these cross-default provisions. Accordingly, where there is an actual default on one or more series of Notes constituting less than a majority of the unpaid principal balance of all of our outstanding Notes, such Noteholders may not be able to obtain the required majority vote to appoint a trustee and proceed under the Loan Agreement. In such event, you may have no practical recourse against us.

     BY EXECUTING THE SUBSCRIPTION DOCUMENT, YOU ADOPT AND AGREE TO BE BOUND BY THE TERMS AND CONDITIONS OF THE LOAN AND STANDBY TRUST AGREEMENT AND TO THE APPOINTMENT OF A TRUSTEE PURSUANT TO ITS TERMS. CAREFULLY REVIEW THE LOAN AND STANDBY TRUST AGREEMENT ATTACHED AS EXHIBIT "B" TO THIS PROSPECTUS.
YOU MAY NOT INSTITUTE OR CONTINUE ANY PROCEEDING, JUDICIAL OR OTHERWISE, WITH RESPECT TO YOUR NOTE, THE LOAN OR STANDBY TRUST AGREEMENT, OR THE
APPOINTMENT OF A RECEIVER OR OTHER TRUSTEE OR FOR ANY OTHER REMEDY IN CONNECTION THEREWITH DURING THE PERIOD OF OPERATION OF THE LOAN AND STANDBY TRUST AGREEMENT, UNLESS CERTAIN CONDITIONS, AS SET FORTH IN THE LOAN AND STANDBY TRUST AGREEMENT, ARE SATISFIED.

The Noteholders will need to appoint a trustee before they can pursue their remedies under the Loan Agreement.

     Under the Loan Agreement, you and the other Noteholders may pursue your remedies in the event of our default or otherwise exercise your rights under the Loan Agreement only through a trustee. There is no current trustee and one may be appointed by a Majority vote of the Noteholders. Identification of a suitable trustee and the agreement by a majority vote of the Noteholders could be time consuming and completion of this appointment process could significantly delay your ability to exercise your rights under the Loan Agreement.

The Loan Agreement has not been registered under the Trust Indenture Act of 1939.

     Because the Notes are being issued under an exemption from registration under the Trust Indenture Act of 1939, the Loan Agreement does not contain all of the trust indenture provisions otherwise required by this Act. The Act's provisions relating to trust indentures are designed to protect debtholders.

Under the Loan Agreement a Majority Vote of the Noteholders may amend or supplement your Note or the Loan Agreement without your consent.

     The terms of your Notes and Loan Agreement may be amended or supplemented without your consent by a majority vote of the Noteholders. A majority vote means the approval of the Noteholders owning a majority of the unpaid principal amount of the Notes outstanding, not the majority of the number of Noteholders.

     Also, by a majority vote, the Noteholders may approve the waiver of any default, event of default or breach of a covenant or other condition under the Note.

     Also, a trustee acting under the Loan Agreement has the power to compromise or settle any claims against us by the Noteholders and, if such compromise or settlement is approved by a majority vote of the Noteholders, the settlement or compromise would be binding on all Noteholders. IN SUCH EVENT, YOU MAY BE WITHOUT PRACTICAL RECOURSE AGAINST US.

We may not be able to maintain our promised Minimum Tangible Adjusted Net Worth of $2.0 million under certain circumstances.

     In the Loan Agreement we promise to maintain Minimum Tangible Adjusted Net Worth, as defined, of at least $2.0 million. For the purposes of this calculation, the amounts of the ECCU lines of credit then in place are treated as a Tangible Asset. However, ECCU is under no obligation to renew or to maintain this or any other credit other than in accordance with its terms. Our ability to keep this promise will largely depend on our ability to keep the ECCU credit line in the existing amount of $2.1 million. Our ability to keep this promise will also depend on a number of other factors. We believe the most significant of these factors will be our ability to avoid any uncured defaults on a significant amount of our mortgage loan investments. In the event of a default, we would seek recovery only from the real property or other collateral securing the loan or, from any guarantor of the loan, if any. As discussed below, there is no assurance that we could recover the full amount of our mortgage loan under these circumstances. Also, even if eventually recovered, the delay in payment of a significant amount of our mortgage loan investments could severely restrict our ability to timely pay interest and/or principal on the Notes or our other debt obligations.

There will be no public market for your Notes and you must depend solely on our ability to repay your Note for liquidity of your investment.

     Persons investing in the Notes should be prepared to hold their Note for maturity, subject to any redemption right you may have under your particular Note. Noteholders have the right to tender their Note for voluntary repurchase by us at any time at a reduced price (generally a reduction in the face amount by the lessor of 3 months interest payable on the Note principal amount of the note prepaid or one-sixth of the interest payable on such amount). However, our repurchase of your Note is voluntary and you should not rely on our willingness or ability to do so.

Because we share some common directors and officers with ECCU, our management has conflicts of interest with those of ECCU.

     The terms on which we purchase mortgage loan investments from our Parent are not the result of arms-length negotiations. Moreover, to a significant extent, we share common management with ECCU, which results in conflicts of interest for such persons in passing on these transactions. Therefore, there is no assurance that we could not purchase mortgage loan investments on better terms from unrelated persons.

We may apply the proceeds from this offering to repay existing indebtedness which will not increase our mortgage loan investment portfolio.

     We may from time to time apply all or a substantial amount of the proceeds from the sale of the Notes to the repayment of interest and/or principal on our previously issued debt securities. Thus, all or a substantial part of the proceeds from this Offering may be used to pay existing debt rather than for mortgage loan investments.

              YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS
                    BECAUSE THEY ARE INHERENTLY UNCERTAIN

     This Prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue," or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. In addition, this Prospectus contains forward-looking statements attributed to third-party sources relating to their opinions or estimates regarding real estate loans or the Lender business in general. You should not place undue reliance on these forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this Prospectus to conform such statements to actual results or to changes in our expectations.


                            USE OF PROCEEDS

     We estimate that we will receive proceeds from this offering of approximately $12,470,000, after payment of our offering expenses which are estimated not to exceed $30,000 in the event all of the Notes are sold. Because this is a "best efforts" offering and is expected to continue over a period of 24 months, these net proceeds, if received at all, will be received over a period of time. We expect to use the net proceeds of the offering for the following purposes:

                  a. To pay interest and principal due on our outstanding indebtedness (other than subordinated indebtedness owed to our Parent); and

                  b.  The purchase of mortgage loan investments.

     We have not identified specific expenditures to which we will apply the offering proceeds and our management will have broad discretion over their use and investment. Pending use of the net proceeds, we intend to invest them in a short-term, interest bearing commercial account with our Parent.


                                    THE BUSINESS

Our Company

     We provide funds for real property secured loans for the benefit of Evangelical churches and church organizations. Our funding is provided by the purchase of our debt securities by members of and persons associated with these churches and organizations. Our mission is to provide practical yields to our investors in relation to the yields we realize on our mortgage loan investments. Our sole shareholder, ECCU, has not, and does not intend in the future to cause us to operate with a view towards maximizing profit. Our primary goal is to provide funds for secured loans to Evangelical churches and church organizations on a cost effective basis both for us and our investors.

     Ministry Partners Investment Corporation, was incorporated in California in October, 1991, for the sole purpose of investing in or purchasing existing loans to qualified church organizations. We were formed by and continue to be a wholly-owned subsidiary of ECCU. We are a taxable organization under both federal and California state law. ECCU is a mutual benefit corporation and is presently exempt from federal but not California state income tax.

     To date, our investments have been financed by ECCU's investment in our common stock and through the sale of our collateralized and uncollateralized
debt securities.   Our investments have been facilitated through warehouse
lines of credit from ECCU. This credit line financing is currently in the amount of $2.1 million. We intend to maintain this credit line indefinitely. ECCU has agreed to subordinate this loan to the payment of the Class A-1 Notes.

Employees

     We employ three full-time persons. ECCU provides us with certain administrative services for which ECCU charges us on a current basis. The amounts the ECCU charges us in this regard are market rate for similar services and facilities charged by unrelated persons.

Facilities

     We rent our offices of approximately 1,000 square feet from ECCU on a month-to-month basis.

     Our business offices are located at 1150 N. Magnolia Avenue, Suite 290, Anaheim, California 92801. Our telephone number is 1-800-753-6742.

Overview of Our Business

     We are one of the few institutions or agencies within the western United States organized to assist local evangelical Christian church congregations and organizations to provide financing for the acquisition, development and/or renovation of churches or church-related properties. Historically, through the sale of our debt securities to persons affiliated with evangelical Christian churches and organizations, we have given these persons the opportunity to jointly and indirectly provide their organizations with such financing, something they may not have been able to accomplish individually. To date, we have suffered no defaults on our mortgage loan investment and we have not defaulted on or been delinquent in the payment of any interest or principal on our debt securities sold to investors.

     There are presently few commercial lending sources available to churches and related ministries. Commencing in the early 1990s, the sources of such loans have become more limited, while the demand from qualified borrowers has remained essentially constant. For reasons of efficiency and economy, we in general rely on ECCU or others to originate its mortgage loan investments.

     In organizing our business, our management relied on its substantial experience in church and related church property financing. Based on this experience and analysis, they concluded that:

      a. In recent years, the number of new evangelical Christian congregations has exceeded the supply of available church buildings. This has largely contributed to a legitimate church resale market and accompanied demand for acquisition financing.

      b. As the population in certain areas, such as southern California, has increased in recent years, the available undeveloped property within existing communities has been absorbed. As a consequence, the number of churches seeking to buy adjacent properties and to remodel existing facilities to accommodate growth has increased.

      c. Many existing congregations have owned their church properties for many years and the original loans have been repaid or significantly paid down. These church properties often have substantial appraised values with little or no existing indebtedness. Congregations with stable cash flows often are in a strong financial position and are able and willing to seek financing for expansion and remodeling.

Capitalization and Operational Funding

     Investor Financing. We primarily rely on financing through the sale of our debt securities, such as the Notes, to fund our mortgage loan investments. To fund our continuing operations, we offer our debt securities on a continuous basis subject to compliance with applicable federal and state securities laws. We intend to continue to direct the sales of our debt security offerings primarily to institutions and individuals who are members or otherwise associated with the evangelical churches and organizations. These organizations are the primary borrowers under our mortgage loan Investments.

     In the event we are unable to continue to finance our investment activities through the sale of our debt securities, we intend to suspend further mortgage loan investment activities and could terminate such activities permanently. In such event, we would commence liquidation of our mortgage loan portfolio as necessary to repay any then outstanding debt securities as they became due. If such liquidation is necessary, we believe we will have sufficient assets to repay any outstanding Notes based on the availability of the ECCU lines of credit together with our other tangible assets. The subordination of the ECCU lines of credit aggregating $2.1 together with ECCU's equity investment of $1.0 million are intended to allow us to maintain tangible assets in excess of the outstanding unpaid principal balance of the Notes and our other debt securities. We are subject to continuing covenants under the Loan Agreement designed to put us in default of the Notes in the event we fail to maintain an Adjusted Net Worth, as defined, of at least $2 million. Our default under the Notes would, among other things, allow the Noteholders to declare the entire unpaid balance of their Notes immediately due and payable. These covenants are intended to assure that, at any such time, our tangible assets will be substantially in excess of our Note obligations and our other indebtedness pari passu with the Notes. If liquidation is necessary, we also believe that we could realize sufficient funds from our assets to repay any then outstanding Notes or other debt securities on a timely basis. We base this belief on our ability to determine our liquidity needs with reasonable certainty at least 90 days in advance, the nature and liquidity of our cash and accounts receivable, our mortgage loan investments, the historic prices paid for secured loans comparable to our mortgage loan investments, and the availability of purchasers therefore. There is, of course, no assurance that we will realize funds from the liquidation of our mortgage loan investments in a sufficient amount to repay the Notes in full according to their terms. See "RISK FACTORS".

     Pursuant to the Loan and Standby Trust Agreement, we cannot issue Class A-1 Notes if such issuance would result in an aggregate unpaid balance exceeding $10,000,000 on the outstanding Class A-1 Notes, there is no limitation as to the amount of Notes we may issue with the same or proximate maturity dates. Therefore, it is possible that we may, from time to time, have outstanding a significant amount of short-term notes. That is, Notes that are due and payable six months to twelve months from the date of their issuance. In order to repay such Notes as they become due, it will be necessary for us to have sufficient funds available from the sale of additional notes (including the reinvestment of the proceeds from such notes coming due), funds available from unused portions of the ECCU lines of credit, cash on hand and, if necessary, proceeds from the sale or hypothecation of our mortgage loan investments. We have in the past been able to meet our current cash needs for the repayment of our outstanding investor debt through investor reinvestment and temporary borrowings under the ECCU lines of credit. There is, however, no assurance that we will continue to be able to do so. See "Risk Factors". We are able to accurately budget our cash needs at least 90 days in advance. We feel that this will allow adequate time to provide liquidity either through ECCU financing or, if necessary, the sale or hypothecation of mortgage loan investments if our cash reserves are deemed inadequate to fund required Note payments.

ECCU Credit Line Financing

     We maintain credit line type loans from ECCU to provide warehouse financing for purchase of our mortgage loan investments and for short-term financing to meet our current operating expenses. The ECCU Credit Line is currently approved for up to an aggregate of $2,100,000 of advances. We may use this financing to, from time to time, pay certain operating expenses, including interest and/or principal payments on some of the Notes. ECCU provides us this financing in accordance with ECCU's commercial lending standards and subject to credit union regulatory requirements. This financing may consist of one or more loans from time to time, which loans are secured by blanket liens on our mortgage investments and other assets.

     ECCU has entered into a Subordination Agreement whereby it has subordinated an aggregate $1.1 million of repayments of this financing to amounts due and owing on the Class A-1 Notes so long as this financing remains outstanding. Under the Subordination Agreement, we may repay the subordinated amount of the balance of the ECCU lines of credit only if, at the time of repayment, payments due and owing on the Notes within 30 days of such date, have been made or provided for and such payment with respect to the ECCU lines of credit will not result in our having a Minimum Tangible Adjusted Net Worth of less than $2.0 million. As defined, Tangible Adjusted Net Worth includes the contracted for amount of the ECCU lines of credit to the extent it is subordinated, whether or not it is then funded. Thus, if ECCU should fail to renew, reduce or otherwise inhibit the ECCU Lines of credit, our Tangible Adjusted Net Worth would be reduced and further issuance of the Notes, or other debt securities, could result in our default under the Loan Agreement.

Although ECCU intends to make this financing available to us indefinitely, its ability to continue to do so is subject to its compliance with applicable credit union law and regulations.

ECCU and its Relationship to Our Company

     ECCU has been our sole shareholder since our formation in 1991. ECCU organized us as a credit union service organization, or CUSO, to further ECCU's purposes of making available to the evangelical Christian community mortgage loans consisting of real property secured financing for the purposes of acquisition, construction and renovation of churches and church-related properties such as schools and related structures. ECCU has no contractual obligations to us, our business or our creditors, other than with respect to its capital contributions to us and its contractual obligations to us in connection with the ECCU credit line. WE ARE SEPARATE FROM ECCU. ECCU HAS NOT GUARANTEED OR OTHERWISE AGREED TO BE RESPONSIBLE IN ANY MANNER FOR THE PAYMENT OF PRINCIPAL OR INTEREST ON THE NOTES. THE NOTES ARE NOT INSURED BY ANY GOVERNMENTAL OR PRIVATE ENTITY. See "RISK FACTORS."

     For the nine (9) month period ended September 30, 1999, ECCU had net earnings, after dividends, of $2.59 million and total assets of $225.5 million. For the year ended December 31, 1998, ECCU had net earnings after dividends of $3.55 million and total assets of $209.8 million. ECCU currently ranks in the top 5% in assets of all of the U.S. Federal and State Chartered Credit Unions.

     ECCU has specialized in providing lending and depository services to churches, Christian schools and related ministries for more than fifteen (15) years. ECCU serves more than 250 separate ministry organizations and several thousand denominationally affiliated and independent churches. ECCU's member ministries range in size from under $250,000 in revenues to more than $250 million in revenues. Most of ECCU's member ministries have annual revenues of $500,000 or less.

     ECCU focuses on providing real property construction, acquisition financing and refinancing to churches and church related organizations. ECCU also specializes in providing short term cash flow financing for private Christian schools which depend, by their nature, on seasonal cash flow. In connection with its real property financing, ECCU often obtains a full depository relationship with the borrower. ECCU's key market niche is construction lending for churches and church related facilities. The typical construction loan amounts for churches and private schools range from a few hundred thousand dollars to over $10 million. Today, ECCU has granted and successfully administrated more than $75 million of such construction loans. ECCU's church and ministry based real estate loan portfolio currently totals approximately $185 million. ECCU provides loan servicing for these loans and an additional $140 million in such loans which it originated and sold to other financial institutions. ECCU has experienced no reportable delinquency or losses on church or church related real estate loans during its 35 year history.

     We believe that ECCU will continue to support us and our business so long as, in the sole discretion of ECCU's Board of Directors, ECCU: (i) may do so under the requirements of applicable regulatory laws and regulations; (ii) continues to profit from its investments in and servicing of its own mortgage loan investment portfolio, after taking into account its unreimbursed costs, if any, of supporting our operations; and (iii) can bear the financial burden of any support to us. THERE IS NO ASSURANCE THAT ECCU WILL CONTINUE TO PROVIDE RESOURCES TO US BEYOND ITS CONTRACTUAL OBLIGATIONS TO DO SO AS DESCRIBED
HEREIN, OR THAT ECCU WILL RENEW SUCH CONTRACTUAL COMMITMENTS AS THEY EXPIRE ON THE SAME BASIS IN THE FUTURE. In the event ECCU withdraws its support, it is likely we would determine to discontinue and liquidate our mortgage loan investment business, even if we are capable of continuing in business independent of ECCU.

Cash Reserve Policy

     Reserve Account. We currently follow a policy of retaining a portion of the proceeds we receive from each sale of our debt securities as operating reserves. The amounts retained range from 10% on short-term obligations to 5% on long-term obligations. Since our organization, our operational reserves, together with cash from operations and funds borrowed, from the ECCU lines of credit, have been sufficient to provide funds for the timely payment of interest and principal on our debt securities as they become due. We intend to continue this policy but may change or modify the policy, in our discretion, at any time or from time to time in the future.

Mortgage Loan Investments

     Eligible Mortgage Loans. We invest only in mortgage loans which are the obligations of evangelical Christian churches or related denominational evangelical Christian church organizations. In general, these mortgage loans must be secured by first liens on real property comprised of churches or church-related properties and/or which are guaranteed.

     Mortgage Loan Origination. We rely on ECCU for our mortgage loan investments. We can and, management believes, that if we are required to do so, we could operate independently of ECCU's assistance and services. We maintain our own staff of key personnel, headed by Mr. Garmo, who can function independently of ECCU. Nevertheless, in the event ECCU were unable to provide continued assistance and support to us there is no assurance that our management would elect to continue our business.

     In the event we chose to cease business, management believes we would have sufficient assets to repay any Notes then outstanding in full accordance with these terms. However, in such an event, Noteholders might experience a delay in the repayment of the Notes during the time it may take us to liquidate our mortgage loan investments. See "RISK FACTORS - Dependence on Sale of Debt Securities; Ability to Timely Repay Notes" and -- "Risk of Insufficient Liquidity."

     ECCU has been a major source of church and Christian school financing since 1964. ECCU believes that it can continue to obtain quality mortgage loans meeting our underwriting criteria. We have, however, identified several other institutions which to some degree originate and/or invest in secured loans meeting our underwriting criteria. ECCU has in the past either effected loan purchase or sale transactions with or had serious negotiations respecting such transactions with each of these institutions. In the event we cannot continue to obtain our mortgage loan investments from ECCU, we believe we can obtain mortgage loan investments of comparable size and quality from other sources.
We believe that it would be impractical for it to retain a loan underwriting
staff on either an employment or contract basis.   We are not currently
licensed to originate our own mortgage loans. However, we may seek to become so licensed in the future in order to originate our own mortgage loans.

     We are aware of several credit unions which on a regular basis purchase and/or sell participations of secured loans comparable to our mortgage loan investments. However, we have not to date seriously discussed any mortgage loan acquisition or sale transactions with any of these institutions. There is no assurance that at such time, if any, as we may seek to sell a mortgage loan, that it will be able to purchase a mortgage loan investment on terms acceptable to us. We anticipate that if mortgage loan investments became entirely unavailable from ECCU, we would terminate our mortgage loan investment activities. See "RISK FACTORS."

     Our policy, and that of ECCU, is not to condition or otherwise approve Mortgage loans to borrowers based on the amount that the borrower, its members or affiliates invest in the Notes or our other debt securities. We are Considering a policy whereby we might consider mortgage loans to an organization or its affiliate on a priority basis where such organization allows us access to its members for offering of the Notes. Under such a policy, however, neither we nor ECCU would commit or otherwise obligate ourselves to loan funds to such an organization based on the level of participation of that organization's members in the Offering. Neither we nor ECCU would make a mortgage loan to any borrower unless such borrower otherwise met our underwriting standards described below.

     We believe that such a policy would be consistent with our mortgage loan underwriting standards described below. We also believe that such a policy would be consistent with our purposes of providing secured loans to Evangelical churches and church organizations where such loans are funded primarily by members of that or sister churches and/or organizations.

     Mortgage Loan Underwriting Standards. Each mortgage loan investment must meet our underwriting and appraisal standards established by our investment committee. Our investment committee's current standards require the following:

     Yields. Yields on our mortgage loan investments must be sufficient to meet our proposed cash flow needs, including cash required to pay principal and interest on the outstanding Notes. Our investments in mortgage loans of $350,000 or less may be approved by our loan investment committee. Mortgage loans in excess of $350,000 must be approved by our Board of Directors.

     Acquisitions. Unless our investment committee determines otherwise, we will not purchase a loan for a price greater than par (that is, the outstanding principal balance of the loan on the date of purchase). As circumstances dictate, we intend to negotiate to purchase loans at a discount (that is, for a purchase price less than the outstanding principal balance of the loan on the date of purchase).

     Loans we purchase from ECCU, must be approved by a majority of our directors (including a majority of our Board of Directors (or Board) who are
independent of ECCU).   Also, the price of the loan may not exceed par without
the prior approval of the investment committee including all members who are independent of ECCU.

     Interest. Our mortgage loans may bear an adjustable or fixed interest rate, but must require monthly payments based on an amortization schedule (typically 25 years to 30 years) and generally must be paid in full no later than seven (7) years from the later of the date the loan is made or the date we acquire the loan.

     Size. Our investments typically range in principal amount from $200,000 to $1,000,000. We may acquire sole ownership of a mortgage loan or may own a mortgage loan jointly with others, including ECCU. By owning mortgage loans jointly with others, we would be able to invest in a greater number of loans and to greater diversify our mortgage loan portfolio.

     Mortgage Loan Investment Standards. Our mortgage loan investments must meet the following criteria:

          a. The borrowing organization must support its overall ability to meet principal and interest payments when due by its operational history. The borrower must demonstrate its ability to repay the mortgage loans from its cash flow. For the purposes hereof, "cash flow" means donations and other revenue which can be demonstrated to be of a continuing nature as distinguished from irregular fund raising campaigns.

          b. Generally, the periodic principal and interest payments of the mortgage loan must not exceed a reasonable percentage of the borrowing organization's cash flow over the expected term of the loan. Generally, 30% will be considered a reasonable percentage. However, the Board may approve a larger percentage if the borrower justifies a larger indebtedness by demonstrating its ability to devote more cash flow to the service of indebtedness; that an increase in cash flow is to be anticipated in line with past experience or as a result of the improvements to be provided with the proceeds of the proposed financing; or other appropriate reasons.

c.   The remaining term of each mortgage loan must be seven (7)
               years or less from the date we acquire or originate the loan.

          d. The mortgage loan must be evidenced by a written obligation and must be secured by a first trust deed on the mortgaged property, except we may acquire a mortgage loan secured by a junior deed of trust if we also hold each of the senior deeds of trust or if the loan is guaranteed by one or more persons other than the borrower.

          e. Loans shall be funded through a formal escrow in a customary manner in order to assure that we receive good title to its security interest in the loan at the time the loan is funded.

          f. Each mortgage loan must be secured by real property for which there is available for review a recent independent appraisal which supports the value of the property.

g. Each mortgage loan must be covered by a current standard
               lender's title insurance policy.

     Generally, loans may not exceed 60% of the appraised value of the non-residential property security or 75% of the appraised value of residential property security. Loans having a higher loan-to-value ratio may be approved under circumstances where the Loan is guaranteed, the borrowing organization is able to demonstrate an exceptionally strong commitment to its building program through member pledges, or there are other factors present which demonstrate the borrower's ability to repay the mortgage loan. The loan-to-value ratio for real estate means the total mortgage loans, including the mortgage loan purchased, as a percentage of the appraised value of the property. In general, the lower the loan-to-value ratio, the greater is the value of the security securing payment of the loan.

         a. Procedures are established to assure the mortgage loan proceeds have been or will be spent by the borrowing congregations or organizations for the purposes authorized. Unless we waive the requirement for good cause, all monies received from the mortgage loan shall be deposited in a trust account with a federally-insured financial institution in the State of California available only for expenditures on account of the project for which the loan was made.


          b. Where loan proceeds are to be used for construction of improvements on real property, the proceeds are disbursed through a fund control whereby, pursuant to written voucher system, funds will be paid for goods, materials and services only when the goods and materials have been delivered or the services have been performed and applicable waivers of mechanic's liens have been obtained. Fund control documents and procedures must be those customarily used and followed by commercial lenders in the geographical area in which the subject real property is located.

          c. Where the loan proceeds are to be used for construction, the construction costs must be set forth on a schedule detailing the construction of the project and a statement of estimated cost with respect to each part of the construction project. The cost estimate shall be substantiated by a statement of a qualified independent contractor or other qualified and independent person. The loan application shall demonstrate that with the proceeds of the proposed financing, the applicant will have funds sufficient to complete the project.

          d. We, the original lender, or the lender's representative must have made a personal on-site inspection of the property securing the Loan.

          e. The borrower under the loan must pass credit standards and demonstrate sufficient income or cash flow to service the mortgage loan.

     Insurance. We require our mortgage loans to be covered by standard insurance protection customary in the industry, including title insurance (to insure against title defects and some forms of documentation), errors and omissions insurance (to insure against good faith errors on the part of our employees or agents), and liability and casualty insurance in customary amounts. We may also require special insurance in connection with particular mortgage loans, including earthquake, flood and environmental hazard insurance.

Mortgage Loan Portfolio Management

     Risk Rating System. We have adopted a risk rating system for rating the risk of our mortgage loan investments. Of the 5 risk rating categories established, only those loans with the two highest ratings (lowest assessed risks) will be considered for purchase. We update the risk ratings of our mortgage loan portfolio at least annually.

     Our Board has adopted a liquidity management plan in an attempt to reasonably assure the continued availability of liquid funds to repay our debt securities as they mature. Under this plan, we have estimated continued sources of cash, including cash reserves, reinvestment by Noteholders based on reasonable reinvestment rate assumptions, and anticipated principal payments on our mortgage loan investments. Our Board continually reviews these cash availability assumptions in order to provide cash for planned liquidity needs. However, there is no assurance that our liquidity management plan will be sufficient to meet our actual cash demands at all times, and there may arise circumstances where we may have to delay or postpone repayment of our debt obligations, including the payment of interest or principal on the Notes.

     Collection Procedures. Through ECCU, we have an aggressive collection policy where, among other things, delinquent accounts are contacted within 10 days of a missed payment and monitored on a regular basis.

     Restrictions on Transactions With Interested Parties. The following acts or transactions are prohibited:

         a. Our Board, investment committee members and officers shall not participate or seek to influence any investment decision regarding any loan or transaction wherein that individual or an immediate family member has any direct or indirect fiduciary or pecuniary interest. We may transact business with a Board member, committee member or officer, or any affiliate of such person, so long as such transaction is fair and equitable to us and is consistent with our policies generally applicable to similar transactions by us with unrelated parties. Any such interest must be approved by a majority of our Board not otherwise interested in the transaction, following full and complete disclosure of the person's or his affiliate's interest in the transaction.

         b. No fee, commission, gift or other inducement or "kickback" or reciprocal arrangement of any kind may be solicited or accepted by any officers, directors or employees in connection with our investments. Reciprocal arrangements shall include any discounts on merchandise or services, equity participation or any other form of consideration or compensation whatsoever except as permitted by our Board as described above.

         c. We may not purchase or participate in mortgage loans where a portion of the amount of income to be received by us from the loan is tied to or contingent upon the revenues or income of the borrower or endeavor or to appreciation which may be realized in the value of the business, if any, underlying the collateral.

Nature of Mortgage Loan Investments

     Our mortgage loan investments, will generally be secured by real property. Our mortgage loan investments will not be guaranteed or insured by ECCU or any instrumentality or agency of the federal government, any state government or any local government. We must therefore look to foreclosure on the property securing the mortgage loan as the primary source of recovery in the event the loan is not repaid as required. Our ability to recover the value of the mortgage loan under such circumstances is affected by certain legal procedures and rights. Mortgage loans secured by real property are subject to the laws of the state in which the property is located and as applicable, federal law, including federal bankruptcy laws. Currently, substantially all of our mortgage loans are secured by property located in the State of California. In the future, we will endeavor to acquire mortgage loans secured by properties in other states, although there is no assurance we will be able to do so. Set forth below is a brief description of the more pertinent legal procedures and rights pertaining to mortgage loans under California law. This discussion is intended to provide a general overview and is not intended to cover all legal principles or considerations relating to investments in mortgage loans under California or federal law.

     Description of Legal Aspects. The mortgage loans are in the form of promissory notes secured by deeds of trust or mortgages on church or church related real property. In general, the note will require the payor or maker to pay the specified principal and interest. The deed of trust will generally provide that in the event of a default in payment of principal and/or interest on the note (or in the event of a default of certain other obligations such as the failure to maintain the property in good repair) we may declare the entire balance of principal and interest under the note then due and payable. In the event the principal and interest is not paid within a specified period, we must first then attempt to collect on the note by foreclosing on the security. In general, California law will not allow us to disregard the security and to proceed directly against the maker on the note. We must foreclose on the property under the deed of trust.

     Foreclosure. Under California law, in order to foreclose on the property securing the mortgage loan under the deed of trust, we may either pursue a non-judicial Trustee's sale under the deed of trust (a "private sale") or file a lawsuit and ask the court to foreclose on the property (a "judicial foreclosure"). We will generally choose a private sale because a private sale can generally be accomplished more quickly and at less expense than a "judicial foreclosure." For reasons discussed below, we would consider the greater time and expense of a judicial foreclosure only where: (a) a judicial foreclosure was available; (b) we determined that the value of the security at the time was insufficient to cover the amount owed under the note; and (c) we determined that the borrower had sufficient unencumbered personal assets to repay the mortgage loan in the event we are able to get a court judgment against such person.

     Under California's private sale foreclosure procedure, we would first need to record a Notice of Default. If the note remained in default after 90 days therefrom, we would record a Notice of Sale at least 20 days prior to the scheduled sale of the property. The sale of the property would be conducted at an auction where any party, including us, could bid for the property. Typically at such auction, we would bid the entire amount of the mortgage loan owed. Unless a third-party should bid an amount greater than an amount bid by us, we would purchase the property at the sale. The amount bid by us would include the amount owed under the mortgage loan, additional unpaid interest and/or late charges, and the expenses of the foreclosure including legal fees and Trustee's fees. It is not uncommon for a third-party to bid an amount necessary to purchase the property at the private sale. Thus, the foreclosing lender typically ends up purchasing the property. Upon purchase of property at the private sale, we would attempt to sell the property for the best price it could obtain. We would typically engage a real estate broker familiar with the area in which the property is located to effect the sale. Depending on market conditions, the ultimate proceeds of the sale of the property may not equal our investment in the mortgage loan (including additional interest, late charges and foreclosure costs).

     Under California law, a person has the right to reinstate the property in a private sale by repaying the amount of delinquent payments, additional late charges, and foreclosure costs at any time prior to the time of sale of the property. In the event this payment is made, the mortgage loan is "reinstated." That is, the loan is no longer in default and the lender could not proceed at that time with the foreclosure. The amount required to reinstate the loan is not the entire balance of principal and interest declared due by the lender, but only the delinquent payments, including interest and late charges to the date of reinstatement. It is common, therefore, that in the event of delinquencies, loans are typically reinstated prior to the actual sale. It is not uncommon for this to occur several times over the life of the loan. However, our costs in commencing foreclosure actions and "forcing" the reinstatement are required to be paid each time the borrower reinstates the mortgage loan.

     Under a judicial foreclosure, but not a private sale, the borrower and any junior lienholders are given a statutory period of 12 months from the date of the court-ordered foreclosure sale to redeem the property. That is, for a period of up to 12 months after the sale is complete, any of these persons may redeem the property from its purchaser at the foreclosure sale for the amount paid plus interest and costs. For the reasons discussed above, under a private sale, it is uncommon for anyone other than the lender bringing the judicial foreclosure action to purchase the property after judicial foreclosure. Further, the fact that the property may be redeemed for up to an additional 12 months substantially inhibits the purchaser's ability to resell the property within that period. Consequently, as a practical matter, this statutory right of redemption forces the foreclosing lender to retain the property and pay the expenses of ownership until the redemption period has run. For this reason and the reasons discussed above, we do not anticipate that we will use the judicial foreclosure procedure.

     Debtor Protection Statutes. California imposes statutory prohibitions which limit the remedies of a mortgage lender. A mortgage lender is limited in its right to receive a deficiency judgment against the borrower following foreclosure on the secured property. A deficiency judgment in general means the right to require the borrower to pay any amount on the mortgage loan in excess of the property securing the loan. Another California statutory requirement is that the mortgage lender first look to foreclosure on the property to satisfy the mortgage loan before bringing any personal action against the borrower. In addition, California law prevents any deficiency judgment against a borrower by a mortgage lender where the loan either represents a portion of the purchase price of the property payable to the lender by that borrower (a "purchase money loan") or the loan is secured by the borrower's residence. Finally, where a deficiency judgment is permissible, it can only be obtained after a judicial foreclosure on the property and then only for the excess of the outstanding debt over the fair market value of the property at the time of the foreclosure sale (as determined under statutory provisions). The net result of these statutes is to offer substantial protections to borrowers and to effectively require a mortgage lender to look only to the value of the property securing the mortgage loan through a private sale foreclosure.

     In addition to the California state laws restricting actions against borrowers, numerous other statutory provisions including the federal bankruptcy laws, afford additional relief to debtors which may interface with or affect the ability of a secured lender to realize the value of its mortgage loan in the event of a default. For example, under the Federal Bankruptcy Law, a court with federal bankruptcy jurisdiction may permit a debtor through a Chapter 11 or Chapter 13 rehabilitative plan to cure a monetary default in respect of a mortgage loan on a debtor's property by reinstating the original mortgage loan payment schedule and paying arrearages over a number of years. Any such restructuring of such a mortgage loan would substantially decrease the value of the loan and would in effect result in a loss to the lender. Courts with bankruptcy jurisdiction also have the power to modify, suspend and/or otherwise amend the terms of a mortgage loan secured by property of the debtor upon just cause shown by the debtor. Such modification could include reducing the amount of each monthly payment, changing the rate of interest, altering the repayment schedule and reducing the lender's security interest to the value of the property, thereby leaving the lender a general unsecured creditor for the difference between the value of the property and the outstanding balance of the mortgage loan.

     Under the Internal Revenue Code of 1986, as amended, certain liens in favor of the Internal Revenue Service for tax payments are provided priority over existing mortgage loans. Also, mortgage lenders are subject to other statutory and administrative requirements under various laws and regulations regarding the origination and servicing of mortgage loans, including laws and regulations governing federal and state consumer protection laws, truth-in-lending laws, the Federal Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, and related statutes and regulations. These federal laws impose specific statutory liabilities upon lenders who originate mortgage loans and who fail to comply with the provisions of the law. In some cases, this liability may affect an innocent assignee of a mortgage loan where the violation of the act occurred by reason of an act of a prior holder of the loan.

     We could sustain a loss as a result of any of the foregoing federal or state laws and regulations restricting and/or regulating the origination and servicing of mortgage loans. In order to avoid the negative application of these laws and regulations, we have sought and will continue to seek the advice and guidance of independent legal and accounting advisors in connection with the acquisition and servicing of our mortgage loans. However, many of these laws and regulations are subject to continual change and evolution and it is always possible that inadvertent violations or liabilities may be incurred by reason of one or more of these provisions.

                                MANAGEMENT

     Our Directors and Executive officers are as follows:


          Name                  Age          Positions

          Mark G. Holbrook       49          Chairman of the Board

          John C. Garmo          52          President

          Mark A. Johnson        42          Chief Financial Officer,
                                             Treasurer, Director

          Van C. Elliott*        62          Director

          Arthur G. Black*       61          Director

          Wallace G. Norling*    74          Director

          Scott T. Vandeventer   43          Director

* Denotes Independent Director

     The following is a summary of the business experience of the officers and directors.

     MARK G. HOLBROOK has served as our chairman since our inception. Mr. Holbrook also serves as president and chief executive officer of ECCU. He began his career with ECCU in 1975 and has served as its president since 1984. ECCU currently has assets of over $225 million and more than 23,000 members in 50 states and 90 foreign countries. Mr. Holbrook serves as Board Chairman of Christian Management Association. He received his Bachelor of Arts degree from Biola University in 1973 and has completed post-graduate studies at Chapman College. Mr. Holbrook holds a California real estate sales license.

     JOHN C. (SKIP) GARMO has served as our president since December, 1994.
As president, Dr. Garmo is responsible for the management of our day-to-day operations subject to our Board's supervision. Prior to joining us, Dr. Garmo served as vice president of MAF Foundation, a private foundation specializing in charitable gift-planning. Prior to joining MAF Foundation in 1988, Dr. Garmo operated his own financial planning practice, which he started in 1985.
During this time, he was also a representative for the Presbyterian Ministers Fund. Dr. Garmo holds a Bachelor of Music degree from Biola University, a Master of Arts degree from California State University-Los Angeles, and a
Doctor of Philosophy from the University of Washington. Dr. Garmo is a published author, an ordained minister, and holds a lifetime teaching credential. He is active in various professional organizations and serves on several ministry-related boards.

     MARK A. JOHNSON has served as chief financial officer, treasurer, and a director since our inception. Mr. Johnson also serves as executive vice president of ECCU, a position he has held since June, 1993. Mr. Johnson is also owner of Mailboxes Surprises since its inception in January 1994. Prior to joining ECCU, Mr. Johnson served as vice president of a multi-company commercial warehousing/distribution organization and for six years served as president and chief executive officer of a subsidiary of that company. Prior to that, Mr. Johnson served as vice president/branch manager of a Southern California independent bank. Mr. Johnson has a Bachelor of Science degree in Business Administration from Biola University.

     VAN C. ELLIOTT has served as a director since 1994. He has served as director for ECCU since 1990. Mr. Elliott served as associate director of the Conservative Baptist Association of Southern California from 1980 to 1994 where he was responsible for the general administrative oversight of the association's activities. Since that time, he has been self-employed as a consultant, and is Vice President of Business Services for Dynamic Church Planting International. He received his Bachelor's and Master's degrees in mathematics and speech from Purdue University and spent seven years in the computer industry. Mr. Elliott holds a Master of Divinity from Denver Seminary and has spent fourteen years in local church ministries serving in the areas of Christian education and administration. He has completed post-graduate instruction at the College for Financial Planning. Mr. Elliott is a member of the Institute of Certified Financial Planners, Christian Estate Planners of California, Christian Management Association, and holds the professional designation of Certified Financial Planner.

     ARTHUR G. BLACK has served as a director since 1997. Mr. Black is currently Director of Ministry Support for Ambassador Advertising Agency. Prior to joining that firm in 1998, he had served as a ministry development officer at ECCU. Mr. Black was previously executive vice president of Truth For Life (1994-1996), a nationally-syndicated radio Bible teaching ministry. He held similar positions with the Biola Hour (1981-1991) and Solid Rock Radio (1991-1993), and he served as director of U.S. broadcasting for Insight For Living from 1993 to 1994. Mr. Black has been in Christian ministry management since 1974. Prior to that, he held several corporate sales and marketing management positions and six years as owner/President of two consumer product/service companies. He is a General Partner for Rancho Sierra Acres, Christian Investors, P/L Properties and Ocean View Investors. Mr. Black was elected to the Board of Directors to replace the seat previously held by Paul
A. Kienel.

     WALLACE G. NORLING has served as a director since our inception. During his ministerial career, Dr. Norling planted 26 churches and pastored five churches. Dr. Norling retired as district superintendent for the southwest district of Evangelical Free Church, a position he held for 25 years, and now serves as Superintendent Emeritus of the southwest district of the Evangelical Free Church. Dr. Norling has a Bachelor of Arts degree from Northwestern University, a Master of Divinity from Bethel Seminary, an Honorary Doctor of Divinity degree from Trinity Evangelical Divinity School.

     SCOTT T. VANDEVENTER has served as a director since 1992.  Mr.
Vandeventer has been employed by ECCU since 1988 and is currently executive vice president and chief operating officer of ECCU. Prior to that time, Mr. Vandeventer provided consulting services to ECCU and others through AM Business Communications, Inc., a marketing communication company he founded and managed from 1980 onward. Mr. Vandeventer is also currently associated with NYE Partners, a business consulting firm whose clients may include firms doing business with us and/or ECCU. Mr. Vandeventer received his Bachelors Degree from Biola University and has completed graduate work in finance and marketing at California State University Fullerton School of Business Administration.

Board of Directors

     We currently have five Directors. Our Directors are elected annually by our shareholders for a term of one year or until their successors are elected and qualified. Our officers serve at the pleasure of our Board. The management and direction of our business activities are under the control of our Board.

Committees

     Our Board of Directors has established an investment committee. Our investments, including loan purchases and dispositions, are reviewed and approved by an investment committee appointed from time to time by the Board of Directors. The committee will consist of at least 3 individuals. Currently, Messrs. Holbrook, Elliott and Black serve as members of the investment committee.

Director Compensation

     None of our directors currently receives compensation. Each is entitled to be reimbursed for expenses incurred in performing duties on our behalf.

                         MANAGEMENT COMPENSATION

     The following table sets forth certain information regarding compensation we paid to our Chief Executive Officer and President for services rendered to us during our fiscal years ended December 31, 1998 and 1997, and during our
transitional year ended December 31, 1996.   None of our executive officers
(our named Executive Officers) had a total salary, plus bonus, exceeding $100,000 during this period.

                        Summary Compensation Table

                         Annual
                      Compensation                 Long-Term Compensation
Name and Principal    Fiscal Year                Restricted     Securities
Position                 Ended     Salary(s)(1)    Stock        Underlying
                                                   Awards         Options
Mark G. Holbrook,
Chairman, Chief
Executive Officer      12/31/98       (2)           -0-              -0-
                       12/31/97       (2)           -0-              -0-
                       12/31/96       (2)           -0-              -0-
John C. Garmo,
President              12/31/98    $61,826          -0-              -0-
                       12/31/97    $56,640          -0-              -0-
                       12/31/96    $14,815          -0-              -0-

(1) No bonuses were paid to any executive officers during the periods stated.

(2) Mr. Holbrook is a full-time employee of ECCU. Mr. Holbrook currently devotes less than 1% of his time serving us as an officer.

     Option/Warrant Grants in Current Fiscal Year. We have not issued any options, warrants or other rights to purchase our securities.

                         VOTING SECURITY OWNERSHIP

     As of the date of this Prospectus, we had 100,000 shares of our common stock outstanding, all of which shares are owned by Evangelical Christian Credit Union, 1150 N. Magnolia Avenue, Anaheim, California 92801. None of our officers or directors beneficially owned any of these shares. We do not have outstanding any options, warrants or convertible securities.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                         OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS

     The financial information included herein should be read in conjunction with the Financial Statements, including the Notes thereto.

     Our business consists of the offer and sale of debt obligations to investors on a continuous basis to provide funds for our Company's mortgage loan investments. We believe that our strategy for maintaining liquidity will enable us to timely service and retire the Notes regardless of the maturity mix of the Notes outstanding.

     We intend to continue our current liquidity plan which relies primarily on funds from operations, cash reserves and borrowings under the ECCU lines of credit to pay interest and principal on our debt securities on a timely basis. Historically, these sources have provided sufficient funds for our timely payment of debt security obligations and we have not been required or attempted to obtain funds from the sale or hypothecation of our mortgage loan investments. Also, we have historically experienced significant rates of reinvestment or renewal by our debt security investors upon maturity of their investments. Thus, these sources may not continue to provide sufficient liquidity in the event we do not experience comparable reinvestment rates on the Notes. Even so, we believe funds from our ECCU Lines of credit and/or the sale or hypothecation of our mortgage loan investments will be sufficient to repay our obligations, should additional funds be necessary. We base this belief on the size and quality of our mortgage loan investments, the availability of purchasers for those assets on a timely basis and a historic price (at or near par) paid for secured loans comparable to our mortgage loan investments.

     We do not believe that our ability to achieve sufficient margins between interest revenues and interest expenses will be adversely impacted by fluctuating interest rates or inflation. This is because of our ability to adjust the interest rates offered to investors on our debt securities to reflect increases or decreases on interest rates achievable on our mortgage loan investments. In addition, our mortgage loan investments in general bear variable interest rates and reflect changes in interest rate fluctuations due to inflation or otherwise. Thus, as fluctuations affect yields on our mortgage loan investments, we are able to adjust the cost of new funds from the sale of our debt securities accordingly.

     We are addressing the Year 2000 issue with our parent, ECCU, which is our data processing provider. We are tracking our Year 2000 preparation in a database that includes software, hardware devices, vendors and interfaces. Most critical time-sensitive systems were compliant by the end of 1998. Some remaining systems were retired in 1999 as we installed new systems to better serve our investors. Although new systems may be characterized as Year 2000 compliant by their vendors, ECCU did not list them as compliant until they had been installed and tested. All installed systems were compliant by mid-year 1999.

     Because of the nature of their operations, we do not believe the ability of our mortgage loan borrowers (primarily churches) to maintain their payment schedules will be materially impacted by the Year 2000 issue. However, the failure of several mortgage loan recipients to meet such payment schedules as a result of the Year 2000 issue could have a material adverse effect on our results of operation or financial position. Though we do not expect the Year 2000 issue to have a material adverse effect on our result of operation or financial condition, there can be no assurances of that position.

     Contingency plans include alternative vendors, alternative procedures and a business recovery plan which is tested annually. The business recovery plan is designed for catastrophic events such as earthquakes or major fires, and has application also to the Year 2000 issue. Remediation costs associated with Year 2000 have been minimal for us.

Results of Operations

Nine Months Ended September 30, 1999 vs. Nine Months Ended September 30, 1998

    During the nine months ended September 30, 1999, we incurred a net gain of $38,712 as compared to a net gain of $49,174 for the same nine months ended September 30, 1998, a decrease in net income of ($10,462). Net interest income after Provision for Notes Receivable Losses increased to $305,106, an increase of $59,194 (or 24%) from $245,912 for the nine months ended September 30, 1998. This increase is attributable primarily to an increase in Notes Receivable. Our cost of funds
(i.e., interest expense) during this period increased $130,729 (or 28%); i.e., $605,898 for the nine month period ending September 30, 1999 as compared to $475,169 for the nine months ended September 30, 1998. This increase is attributable to an increase in Notes Payable. At September 30,1999, we had outstanding debt securities (Notes Payable) of $14,081,158, up from $10,849,694 at September 30, 1998, an increase of 30%.

    Our operating expenses for the nine months ended September
30, 1999 increased to $238,771 from $176,257 for the same period ending September 30, 1998, an increase of 35%. This is attributable primarily to increases in such office operating expenses as marketing, management, accounting services and salaries (one additional employee) for the company over the same period in 1998.

     Twelve Months Ended December 31, 1998 vs. Twelve Months Ended December 31, 1997. During the twelve months ended December 31, 1998, we incurred a net gain of $30,258 as compared to a net gain of $2,322 for the same twelve months ended December 31, 1997, a increase in net income of $27,936. Interest income, net, for the period, was $339,485, an increase of 103% from $167,643for the twelve months ended December 31, 1997. Our cost of funds (i.e., interest expense) during this period increased $307,492 (or 86%) to $665,246 for the twelve month period ending December 31, 1998 as compared to $357,754 for the twelve months ended December 31, 1997. This is attributable to significant growth in our debt securities portfolio. At December 31, 1998, we had outstanding debt securities (Notes Payable) of $12,456,227, up from $7,803,870 at December 31, 1997, an increase of 60%.

     Our operating expenses for the twelve months ended December 31,1998 increased to $275,701 from $212,217 for the same period ending December 31, 1997, an increase of 30%. This is attributable primarily to increases in office operating expenses associated with services provided by ECCU which were subsidized in 1997.

Liquidity and Capital Resources

Nine Months Ended September 30, 1999 vs. Nine Months Ended September 30, 1998

     Net increase in cash during the nine months ending September 30, 1999 was $1,237,495, compared to a net increase of $298,541 for the nine months ended September 30, 1998, an increase of $938,954. Net cash used by operating activities totaled ($1,121) for the nine months ended September
30, 1999, a decrease of ($65,946) over $64,825 provided by operating activities during the nine months ended September 30, 1998. This difference is attributable primarily to a decrease on Accounts Payable over the same period in 1998.

     Net cash used by investing activities totaled ($386,314) during the nine months ended September 30, 1999, compared to ($1,832,108) used during the nine months ended September 30, 1998, a decrease in cash used of ($1,445,794) or (79)%. This difference is attributable to a decrease in Notes Receivable purchased and an increase in Notes Receivable collected during the nine month period ending September 30, 1999 as compared to the same period in 1998.

     Net cash provided by financing activities totaled $1,624,931 for this nine month period in 1999, a decrease of ($440,893), or (21%), from $2,065,824 provided by financing activities during the nine month period ending September 30, 1998. This difference is attributable to an increase in principal payments made on Notes Payable and a decrease in amounts paid on the Line of Credit during the nine month period ending September 30, 1999 as compared to the same period in 1998.

     At September 30, 1999, the Company's cash, which includes cash reserves and cash available for investment in the Mortgage Loans, was $1,505,148, up from $418,526 at September 30, 1998, an increase of $1,086,622.

     Twelve Months Ended December 31, 1998 vs. Twelve Months Ended
December 31, 1997. Net increase in cash during the twelve months ended December 31, 1998 was $147,668, compared to a net increase of $38,008 for the twelve months ended December 31, 1997. This gain of $109,660 was due primarily to an increase in interest received on Notes Receivable. Net cash provided by operating activities totaled $48,424 for the twelve months ended December 31, 1998; an increase of $33,937 from $14,487 provided by operating activities during the twelve months ended December 31, 1997. This difference is attributable primarily to an increase in interest received during the twelve months ended December 31, 1998 as compared to the same period in 1997.

     Net cash used by investing activities totaled $(3,573,111) during the twelve months ended December 31, 1998, compared to $(6,184,793) used during the twelve months ended December 31, 1997, a difference of $2,611,682. This difference is primarily attributable to a decrease in Notes Receivable purchased during the twelve months ended December 31, 1998 as compared to the same period in 1997.

     Net cash provided by financing activities totaled $3,672,355 for this twelve-month period in 1998, a decrease of ($2,535,959) from $6,208,314 provided by financing activities during the twelve months ended December 31, 1997. This difference is primarily attributable to a decrease in net cash provided by the Line of Credit and a decrease in net proceeds from borrowings on Notes Payable as compared to the same period in 1997.

     At December 31, 1998, our cash, which includes cash reserves and cash available for investment in the mortgage loans, was $267,653, up from $119,985 at December 31, 1997, an increase of $147,668 (123%).

                                CERTAIN TRANSACTIONS

     As described elsewhere in this Prospectus, ECCU is our sole shareholder. During the past two years, ECCU has provided us with a line of credit whereby ECCU is committed to loan us up to $2,100,000 on a revolving loan agreement. The terms and conditions of this credit line, including the interest rates charged thereon, are the same as those charged by ECCU to its other commercial borrowers. Pursuant to the Subordination Agreement, ECCU has agreed to subordinate repayment of its loans by us to our payment of the Notes and certain other of our obligations. There is no assurance that in the future ECCU will not modify, reduce or terminate this credit line.

     ECCU provides us with office space and certain personnel. We reimburse ECCU for the use of this office space and personnel in amounts equal to ECCU's allocated costs therefor. There is no assurance that ECCU will not modify the terms pursuant to which it provides office space and/or personnel to us or that it will in the future continue to provide office space and/or personnel to us. We acquire our mortgage loan investments from ECCU. Our mortgage loans are serviced by ECCU. See "BUSINESS - Mortgage Loan Investments." Certain of our officers and directors also serve as officers and/or directors of ECCU. See "MANAGEMENT."

                             DESCRIPTION OF THE NOTES

General

     The Class A-1 Notes are part of a Class of up to $25,000,000 of Notes authorized under the Loan Agreement, of which an aggregate of $12.5 million is being offered by this Prospectus in seven Series'. The capitalized terms we use in the following discussion, unless otherwise defined, have the meanings set forth under "Certain Definitions" below.

     The Notes are general unsecured obligations of ours and rank pari passu (equal) in right of payment with all of our other existing and future Indebtedness, except Indebtedness which is expressly subordinated to the Notes. Presently, our only obligation expressly subordinated to the Notes is the ECCU Lines of credit. The Notes are not guaranteed by any person nor insured.

     The Notes are subject to and governed by the Loan Agreement, a copy of which is described under "Loan and Standby Trust Agreement" below and is included as Exhibit B to this Prospectus. The Loan Agreement restricts the amount of Notes outstanding at any time to $10.0 million. The Loan Agreement is a form of indenture between the Holders, us, and a Trustee who may be appointed by the Noteholders thereunder. The Loan Agreement has not been qualified under the Trust Indenture Act of 1939 (the "TIA"). The Notes are not rated by any private or governmental agency.

Series of Class A-1 Notes

     The Notes will be issued in the following series.

                                                     Minimum Initial
                                          Series        Investment

                                             1              $1,000
                                             5              $5,000
                                             10            $10,000
                                             25            $25,000
                                             50            $50,000
                                             100          $100,000
                                             C10           $10,000
                                             C25           $25,000

     Each of the Series 1, 5, 10, 25, 50 and 100 Notes are offered with terms ("maturities") of six (6), twelve (12), twenty-four (24), thirty (30) and sixty (60) months from the date of purchase. Series C Notes have a seventy-two (72) month term and are callable at any time after the initial three (3) months by the Holder upon ninety (90) days prior written notice to us.

Interest

     The stated interest rate payable on a Note is fixed on the date of sale in an amount equal to a stated fixed premium above the Blended Index Rate (the "BIR"). The BIR is the mean average of the National Index Rate and the Los Angeles Index Rate for financial institutions reported by the applicable edition of the Bank Rate Monitor(tm) for the respective maturity of the Note purchased. For the purposes of the forgoing, the applicable edition of the Bank Rate Monitor(tm) is the edition in effect on the first day of the month in which the Note was sold. The stated fixed premiums applicable to the respective Series of Notes are set forth in the following table.

                                 INTEREST RATE TABLE

                                    NOTE MATURITY

 Note Series      6 Months   12 Months   24 Months   30 Months   60 Months

Series 1            1.00%       1.00%       1.00%       1.00%       1.00%
Series 5            1.12%       1.12%       1.12%       1.12%       1.12%
Series 10           1.24%       1.24%       1.24%       1.24%       1.24%
Series 25           1.36%       1.36%       1.36%       1.36%       1.36%
Series 50           1.48%       1.48%       1.48%       1.48%       1.48%
Series 100          1.60%       1.60%       1.60%       1.60%       1.60%
Series C10          1.00%       (variable over 72-month term)
Series C25          1.50%       (variable over 72-month term)

     As an illustration of the foregoing, but not as a limitation thereon, if at the time of the sale of a Series 25 Note having a 24-month maturity, the BIR was 5.10%, then stated interest rate payable on such Series 25 Note would be 6.46%. Except for that of the Class C Note, which has a variable interest rate, the stated interest rate on each Note is fixed in accordance with the foregoing and will not change through the term of the Note. To be entitled to receive the interest based on the BIR effective on any day, an investor must have his or her purchase of the Note confirmed and accepted on such day by us.

     The Bank Rate Monitor(tm) (the "BRM") is published by Bank Rate Monitor, Inc., N. Beach, Florida 33408-8888. The BRM is a nationally recognized and utilized index of interest rates charged by financial institutions. The indexes reported are based on interest rates reported by a representative cross section of financial institutions in selected regional and local markets.

     The interest rate in effect on the date of purchase will be applied. The interest rates payable on the day of purchase of a Note will be confirmed by us upon request.

     Unless another payment option is selected by the Holder, interest on the Notes will be paid monthly in arrears. A Holder may elect to receive interest payable quarterly, semi-annually or annually. Interest will be paid on the fifth business day of the month next following the payment due date, prorated or the first partial payment period, if any. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 365-day year. Interest will be deemed paid when mailed via the United States Postal Service addressed to each Holder at the address supplied by the investor, subject to the check or instrument mailed being drawn on good and sufficient funds.

Reinvestment Option

     Holders may choose to take their Note with a reinvestment option ("Note with Reinvestment"). In regard to a Note with Reinvestment, we will retain all interest payable and credit the Note with interest at the stated rate based on a 365-day year on all retained interest payments from the date such payments would have been paid until the end of the term of the Note. No cash payments will be made in respect of a Note with Reinvestment except in the case of redemptions by us, discretionary acceptance by us of early presentment by Holders or upon maturity. The Holder of a Note with Reinvestment would be due a single payment upon maturity of the Note. If all principal amounts of the Notes are prepaid, excluding reinvested interest under Notes with Reinvestment, we must also prepay the reinvested interest in full upon prepayment of the principal amount.

     Pursuant to the interest investment option, we will pay additional interest on the interest reinvested at the rates and under the terms stated in the Note for the payment of interest on principal. Interest so invested will not be paid and kept in a separate escrow account, but will be treated by us in the same manner as the unpaid principal amount of the Notes to which it relates.

     Holders subject to taxation who elect the reinvestment option should be aware that they will continue to have tax liability for all accrued and reinvested interest in the year accrued and reinvested. See "Certain Federal Income Tax Considerations."

Optional Prepayment

     The Notes are redeemable at our election at any time, in whole or in part, upon not less than thirty (30) nor more than sixty (60) days notice, at their unpaid principal balance, plus accrued and unpaid interest thereon, if any, to the redemption date.

     If less than all of the Notes are to be redeemed at any time, selection of the Notes for redemption will be made by us on a pro rata basis. Notice of redemption shall be mailed by first class mail to each Holder of Notes to be redeemed at such Holder's address set forth in the register of Holders. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption. Our obligation to make partial or total redemptions on a pro rata basis shall not limit our right to redeem Notes of any Holder on a voluntary basis, including any repurchase or prepayment of a Note upon a Holder's request as described below.

Early Presentment of Notes

     A Holder may at any time, request in writing that we purchase all or any portion of his or her Note prior to maturity by delivering such Note and written request to us. Upon its receipt of such a request, we may, in our sole discretion, determine to purchase the Note for a price equal to the unpaid principal amount of such Note plus accrued but unpaid interest thereon through the date of purchase, less a discount equal to 90 days interest payable on the prepaid amount or, if less, interest payable thereon for one-sixth of the term of the Note. We must determine whether to purchase a Note so presented within ten (10) business days of its receipt of the request to do so and will, in such event, promptly pay to the requesting Noteholder the purchase price. We will endeavor to purchase any Note so presented for purchase subject to availability of funds. However, there is no assurance we will do so and any purchase of a Note will be at our sole discretion.

Loan And Standby Trust Agreement

     As a condition to your purchase of a Note, you agree and adopt the Loan and Standby Trust Agreement. The Loan Agreement authorizes the issuance of up to $25,000,000 of Notes but restricts the issuance of a Note if the amount of such Note would, when added to the unpaid balance of all other Notes then outstanding, exceed $10,000,000. The following is a summary of material provisions of the Loan Agreement. We qualify this summary by the terms and conditions of the Loan Agreement itself, a copy of which is included as Exhibit "B" to this Prospectus.

     Our Continuing Covenants. While any Note is outstanding, we may not (and will not permit any subsidiary to) (i) declare or pay any dividend or make any distribution on account of our capital stock (other than dividends or distributions payable in our or any subsidiary's stock or to us or any wholly-owned subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value any of our capital stock or any wholly-owned subsidiary; or (iii) voluntarily purchase, redeem or otherwise acquire or retire for value, prior to the scheduled maturity of any mandatory sinking fund payments thereon or the stated maturity thereof, our Indebtedness that is subordinated in right of payment to the Notes (all such payments and other actions set forth in clauses
(i) through (iii) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

     In addition, any such Restricted Payment, together with the aggregate of all other Restricted Payments we might make, may not exceed the sum of:

          (i) 50% of our Net Income for the period (taken as one accounting period) from the fiscal year ended December 31, 1996 to the end of our most recently ended full fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Net Income for such period is a deficit, 100% of such deficit), plus

         (ii) 100% of the aggregate net cash proceeds we receive from the issue or sale of our capital stock (other than capital stock sold to a subsidiary), debt securities or capital stock convertible into our capital stock upon such conversion, or any funds advanced or loaned to us by ECCU under its subordinated line of credit, plus

        (iii) 100% of the cash, if any, contributed for our capital, as additional paid in capital by our stockholder.

     The foregoing shall not, however, prohibit the following Restricted
Payments:

          (a) the payment of any dividend within sixty (60) days after the date of declaration thereof, if at said date of declaration such payment would have complied with the foregoing provisions; or

          (b) (x) the redemption, repurchase, retirement or other acquisition of any of our capital stock, (y) the purchase, redemption or other acquisition or retirement for value prior to the scheduled maturity of any mandatory sinking fund payments or stated maturity of our Indebtedness is subordinated in right of payment to the Holders of the Notes, or (z) the making of any investment in us or any subsidiary in each case of (x), (y) and (z) in exchange for, or out of the proceeds of the substantially concurrent sale (other than to us), of our capital stock.

     Limitation on Outstanding Class A-1 Notes. We may not issue any Class A-1 Note if, after giving effect to such issuance, the Class A-1 Notes then outstanding would have an aggregate unpaid balance exceeding $10,000,000.

     Limitation on Incurrence of Indebtedness. While any Note remains outstanding, we may not, and may not permit any subsidiary to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become, directly or indirectly, liable with respect to (collectively, "incur") any Indebtedness, unless our Fixed Charge Coverage Ratio, determined on a consolidated basis, for our most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 1.20 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom to a repayment of any Indebtedness), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period. Provided, however, that notwithstanding the foregoing, we may incur indebtedness that: (i) is evidenced by the Notes; (ii) was existing at December 31, 1996 as it may be extended or modified; (iii) is incurred in the ordinary course of business for the funding of mortgage loans which includes warehouse lines of credit and/or repurchase facilities; (iv) is in respect of performance, completion, guarantee, surety and similar bonds, banker's acceptances or letters of credit provided by us in the ordinary course of business; and/or (v) when incurred does not result in other Indebtedness, as defined below, in excess of $750,000 outstanding at any time.

     Merger, Consolidation or Sale of Assets. While any Note is outstanding, we may not consolidate or merge with or into any other person or entity (whether or not we are the surviving corporation) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets (excepting loans held for sale in the normal course of our mortgage banking operations) in one or more related transactions to, another corporation, person or entity, unless (i) we are the surviving corporation of such consolidation or merger; and (ii) immediately after such transaction no Default or Event of Default under the Notes exists.

     Maintenance of Tangible Adjusted Net Worth. In the event that, while any Class A-1 Note is outstanding, within 55 days after the end of any fiscal quarter (100 days after the end of any fiscal year) as of the end of which our Tangible Adjusted Net Worth, as defined below, is less than $2,000,000 (the "Minimum Tangible Adjusted Net Worth"), we must notify the Holders of such event and must within sixty (60) days thereafter restore our Tangible Adjusted Net Worth to an amount greater than the Minimum Tangible Adjusted Net Worth. For the purposes of this covenant, Tangible Adjusted Net Worth includes the contracted for amount of the ECCU Lines of credit to the extent it is subordinated in right for payment on a current basis to the Notes.

     Books and Records. We must keep proper books of record and account, in which full and correct entries shall be made of all dealings or transactions of or in relation to the Notes and our business and affairs in accordance with generally accepted accounting principles. We must furnish to the Trustee any and all information related to the Notes as the Trustee may reasonably request and which is in our possession.

     Other than the foregoing, there are no covenants or similar restrictions (other than those contained under the California General Corporation Law) restricting our ability to enter into transactions with ECCU or its other Affiliates including, but not limited to, transactions involving the sale, lease, transfer or otherwise disposal of any of our assets to, or purchase any assets from, or any contract, agreement, understanding, loan, advance of guarantee with, or for the benefit of, any such Affiliate.

     Under California law, the independent Directors' fiduciary obligations require that they act in good faith in a manner which they believe to be in our best interests and its shareholders, which may not, in all circumstances, be the same as those of the Holders of the Senior Notes.

Default and Remedies

     Events of Default. Each of the following constitutes an Event of Default under the Notes: (i) default for thirty (30) days in the payment when due of interest or penalty on any Note; (ii) default for thirty (30) days in the payment when due of principal of any Note; (iii) if not cured in a timely manner, our failure to observe or perform any of the covenants or agreements in the Notes or set forth under Article II of the Loan Agreement required to be performed by it; or (iv) if not cured in a timely manner, default under the instruments governing any Other Indebtedness or any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Other Indebtedness for money we borrow whether such Other Indebtedness or guarantee now exists, or is hereafter created which default
(a) is caused by a failure to pay when due principal or interest on such Other Indebtedness within the grace period provided in such Other Indebtedness and which continues beyond any applicable grace period (a "Payment default") or
(b) results in the acceleration of such Other Indebtedness prior to its express maturity, provided in each case the principal amount of any such Other Indebtedness, together with the principal amount of any other such Other Indebtedness under which there has been a Payment default or the maturity of which has been so accelerated, aggregates $250,000 or more.

     Cure of Default. In order to cure payment Default, we must mail to the Holder, direct deposit or credit if that option is selected, the amount of the nonpayment plus a late payment penalty equal to simple interest on the amount unpaid at the rate of 10% per annum, measured from the date the payment should have been mailed, deposited or credited pursuant to the terms of the Notes until the date it actually is mailed, deposited or credited.

     Remedies in Event of Default. If any Event of Default occurs and is continuing, the Holders of not less than a Majority in Principal Amount of the then Outstanding Notes (a "Majority in Interest") appoint a Trustee under the Loan Agreement and may instruct the Trustee to declare all the Notes to be due and payable immediately and take any action allowed by law to collect such amounts. Notwithstanding the foregoing, in the case of an Event of Default arising from events of our bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. If an Event of Default has occurred and is continuing, we must, upon written request of the Trustee, cure such default and pay for the benefit of the Holders the whole amount then due, any penalties which may be due and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due to the Trustee hereunder. If we fail to cure such defaults and pay such amounts forthwith upon such demand, the Trustee, in its own name and as Trustee of an express trust, shall be entitled to sue for and recover judgment against us and any other obligor on the Notes for the amount so due and unpaid pursuant to the terms of the Notes.

Trustee in the Event of an Uncured Default

     If an Event of Default occurs and is continuing, then the Holders of a Majority in Interest of the Outstanding Notes may, within thirty (30) days of such Event of Default, appoint a Trustee to represent the interests of all the Holders pursuant to the Loan Agreement. Upon acceptance of such appointment by the Trustee, the operation of the Trust shall commence and the power and rights of the Trustee thereunder shall begin. If a Majority in Interest of the Holders cannot agree on a Trustee, the Trust will not be instituted.

     We have committed, upon the occurrence of an Event of Default, to engage and pay the fee to an appropriate unaffiliated entity, such as an accounting firm, for organizing a vote of the Holders as soon as practicable for the purpose of appointing a Trustee in accordance with the Loan Agreement. The entity is not required to act as a Trustee. We must supply such entity with the names, addresses and occurrence of any Event of Default. We have agreed to pay the reasonable expenses of any Trustee duly appointed by a Majority in Interest of the Holders pursuant to the Loan Agreement.

     Under the Loan Agreement, a Trustee may not make any settlement or compromise concerning the rights of the Holders, in regard to payments of principal or interest, unless it is approved in a separate vote by a Majority in Interest of the Holders. Any settlement or compromise so approved would be binding upon all the Holders. The Trustee may withhold from the Holders notice of any Default or Event of Default if it believes that withholding notice is in their interest except a Default or Event of Default relating to the payment of principal or interest or penalties. NO HOLDER SHALL HAVE THE RIGHT TO INSTITUTE OR CONTINUE ANY PROCEEDING, JUDICIAL OR OTHERWISE, WITH RESPECT TO THE LOAN AGREEMENT, THE NOTES, OR FOR THE APPOINTMENT OF A RECEIVER OR TRUSTEE OR FOR ANY OTHER REMEDY HEREUNDER, DURING THE PERIOD OF THE OPERATION OF THE TRUST AGREEMENT, UNLESS CERTAIN CONDITIONS, AS SET FORTH IN THE TRUST AGREEMENT, ARE SATISFIED. The Loan Agreement requires Holders who suffer an actual default on their notes to obtain the consent of a majority of all Holders, regardless of Series or maturity or default status, to appoint a Trustee and take action against us. THIS REQUIREMENT, IN EFFECT, MAY LEAVE MANY NOTEHOLDERS WITHOUT PRACTICAL RECOURSE.

     BY EXECUTING THE SUBSCRIPTION DOCUMENT, EACH HOLDER IS AGREEING
TO BE BOUND BY THE TERMS OF THE TRUST AGREEMENT SHOULD IT COME INTO FORCE BY THE APPOINTMENT OF A TRUSTEE PURSUANT TO ITS TERMS. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY REVIEW THE LOAN AGREEMENT (ATTACHED AS EXHIBIT B). THE FOREGOING IS ONLY A SUMMARY OF THE PROVISIONS OF THE LOAN AGREEMENT.

Amendment, Supplement and Waiver

     The Loan Agreement and/or the Notes may be amended or supplemented with the consent of the Holders of at least a Majority in Principal Amount of the then Outstanding Notes, and any Default, Event of Default, compliance or noncompliance with any provision of the Notes may be waived with the consent of the Holders of a Majority of Principal Amount of the then Outstanding Notes; provided that any such amendment or supplement affecting the term, interest rate and other terms of the Notes must be ratable and proportionate in effect on all outstanding Note Holders based on the aggregate amount of principal and interest and penalty payments due them.

Certain Definitions

     Set forth below are certain defined terms used in this Prospectus in discussing the terms and conditions of the Notes.

     "Adjusted Net Worth" means the sum of (i) the consolidated equity of our common stockholder(s) and any consolidated subsidiary, plus (ii) the respective amounts reported on such entity's most recent balance sheet with respect to any series of preferred stock, plus (iii) the amount of the ECCU Lines of credit, whether or not then funded, and any loan ECCU or any other lender is contractually obligated to loan to us, but only to the extent such loan amount is expressly subordinated in right to payment on a current basis to the Class A-1 Notes. For purposes of computing Adjusted Net Worth, except with respect to the ECCU Lines of credit and any other loans included in Adjusted Net Worth as provided in the foregoing, all transactions between us and any Affiliates, including ECCU, shall be treated as if the transactions had been entered into with an unaffiliated third-party to the extent that GAAP would require any different treatment.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," "controlling" and "controlled," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in the State of California are not required to be open.


     "Cash Flow" means with respect to any period, our Consolidated Net income and any subsidiary for such period plus (a) an amount equal to any extraordinary loss plus any net loss realized in connection with the sale or other disposition of any assets (to the extent such net losses were deducted in computing Net Income for such period), plus (b) provision for taxes based on income or profits to the extent such provisions for taxes was deducted in computing Net Income for such period, plus (c) Fixed Charges for such period, plus (d) depreciation and amortization, plus (e) interest expense for such period paid or accrued with respect to the ECCU Lines of credit and any other Indebtedness which is subordinated to the Notes, plus (f) the unused amount of financing on the ECCU Lines of credit (and other financing subordinated to the Notes) available to us on the date the determination of Cash Flow hereunder is made.

     "Default" means any event that with the passage of time or the giving of notice or both is or could be an Event of Default.

     "ECCU Credit Line" means that certain loan agreement and note in the amount of $2,100,000 dated March 23, 1999, as amended, as subordinated by that certain Subordination Agreement dated June 1, 1994, as amended.

     "Events of Default" means those Events of Default defined under "Events of Default" herein, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     "Fixed Charges" means, with respect to any period, consolidated interest expense for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, noncash interest payments and the interest component of capital leases, but excluding amortization of deferred financing fees) plus, without duplication, all interest capitalized for such period on a consolidated basis and in accordance with GAAP. Fixed Charges shall not include any interest expense for such period paid or accrued with respect to the ECCU Lines of credit or any other Indebtedness which is subordinated to the Notes.

     "Fixed Charge Coverage Ratio" means, with respect to any period, the ratio of our Cash Flow for such period to our Fixed Charges for such period.
In the event we incur, assume, guarantee, repay, redeem or otherwise retire any Indebtedness (other than our credit line with ECCU) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed
Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, redemption or retirement of Indebtedness, including, if applicable, the application of the proceeds therefrom, as if the same had occurred at the beginning of the applicable period. In making such calculations on a pro forma basis, interest attributable to Indebtedness bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Holder" means the Person or Persons in whose name a Note is registered on the books and records as a holder of Notes.

     "Indebtedness" means any indebtedness, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or credit (or reimbursement agreements in respect thereof), (ii) representing the balance deferred and unpaid of the purchase price of any property, (iii) representing capital lease obligations; and (iv) representing any hedging obligations, except, in each case, any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than hedging obligations) would appear as a liability upon a balance sheet prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of obligations of other persons that would be included within this definition.

     "Loan Agreement" means the Series A-1 Notes Loan and Standby Trust Agreement which the Holders agree to adopt and be bound by as a condition to their purchase of the Notes as it may from time to time be supplemented, modified or amended by one or more supplemental agreements hereto entered into pursuant to the applicable provisions hereof. The Agreement is not qualified under or subject to the Trust Indenture Act of 1939, as amended.

     "Majority Vote" means the vote or written consent of the Noteholders owning a majority of the outstanding unpaid principal amount of all Outstanding Notes as reflected on our books and records.

     "Maturity Date" means the date on which the unpaid balance of principal and accrued interest is due and payable on the respective Note.

     "Net Income" means, with respect to us for any period, the aggregate of our Net Income for such period, on a consolidated basis, determined in accordance with GAAP; provided that the Net Income of any entity that is not our subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent entity or our wholly-owned subsidiary.

     "Net Tangible Assets" means, with respect to us, the total amount of our assets and any subsidiary (less applicable reserves) on a consolidated basis, as determined in accordance with GAAP, less intangible assets. For purposes of computing Net Tangible Assets, all transactions between us and any Affiliates including ECCU, shall be treated as if the transactions had been entered into with an unaffiliated third-party to the extent GAAP would require any different treatment.

     "Other Indebtedness" means any of our Indebtedness outstanding other than any amounts owing with respect to the Notes and any extension, refinancing, refunding, renewal, substitution or replacement of any such Indebtedness, but only to the extent that any such extension, refinancing, refunding, renewal, substitution or replacement does not exceed the principal amount of the Indebtedness being extended, refinanced, refunded, renewed, substituted or replaced (plus the amount of the reasonable fees and expenses in connection therewith) and that no additional security is granted in connection with any such extension, refinancing, refunding, renewal, substitution or replacement.

     "Outstanding Notes" when used with respect to Notes means, as of the date of determination, all Notes theretofore issued and delivered by us and not paid, prepaid or redeemed in full pursuant to their terms.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Rate Schedule" means the schedule of interest rates payable on the Notes as issued from time to time by us as a supplement to the Prospectus.

     "Tangible Adjusted Net Worth" means our Adjusted Net Worth less our intangible assets, if any.

     "Trustee" means the Person or Persons elected as the "Trustee" pursuant to the terms of this Agreement or a successor thereto once the latter shall have become such pursuant to the applicable provisions of this Agreement.

                             LEGAL PROCEEDINGS

     No legal proceedings to which we are a party or which otherwise involve us currently exist.

                            PLAN OF DISTRIBUTION

     We are offering the Notes directly by certain of our officers and directors. Currently, we anticipate that only Mr. Garmo will provide significant services in placing the Notes and that certain of our employees will provide only ministerial services in connection with the Offering. None of these persons will receive any commission or compensation for their services in connection with the sale of the Notes other than their normal employment compensation.

     We intend to offer the Notes pursuant to written solicitations (accompanied or preceded by a copy of the Prospectus) directed to our current and past investors, members of various evangelical denominational, non-denominational, church and ministry organizations, and possibly to members of specific churches and/or church organizations.

     We will offer the Notes through the second anniversary of this Prospectus, unless sooner terminated, and subject to prior sale. Our ability to continue the Offering through that date depends upon other things, our continuing compliance with applicable federal and state securities laws.

Sales to IRAs

     We may sell Notes under agreements with individual retirement accounts
(IRAs) specifically permitting investment in the Notes. The minimum purchase for an IRA is $1,000. Interest will be accumulated in the IRA purchaser's account and posted on the last day of each calendar month and statements will be mailed to the custodian quarterly. Under the terms of sale to an IRA agreement, Notes may be redeemed upon 30 days' advance written notice, although we may waive all or part of the 30-day notice requirement. This right to redeem will, however, be contingent upon sufficient funds being available at the time of the request. If sufficient funds are not available, we will inform the custodian requesting funds, and will schedule payment as soon as is practicable. Such inability to repay upon request will not be an event of default providing payment can be made within a period not to exceed 30 days from date of request.

Sales to 403(b) Plans

     We may sell Notes under agreements to retirement plans maintained pursuant to Section 403(b) of the Code. The minimum purchase amount for a 403(b) plan agreement is $10.00. The stated term of a 403(b) plan agreement may not be less than two years. The interest on accounts will be generated from the receipt to the date of withdrawal. Interest will be accumulated in the purchaser's account and posted on the last day of each calendar month and statements will be mailed quarterly. A 403(b) plan agreement may be redeemed from two years after the date of issuance upon 30 days' advance written notice, although we may waive all or part of the 30-day notice requirement. However, this right to redeem will be contingent upon sufficient funds being available. If sufficient funds are not available, we will inform the 403(b) plan agreement holder requesting funds, and will schedule payment as soon as is practicable. Such inability to repay upon request will not be an event of default providing payment can be made within a period not to exceed 30 days from date of request.

                            HOW TO PURCHASE A NOTE

     Persons desiring to purchase a Note must complete, date and sign the PURCHASE APPLICATION accompanying this Prospectus, and return it to us together with payment in full for the aggregate principal amount of the Notes purchased. The PURCHASE APPLICATION is subject to acceptance by us within twenty-four hours of our receipt thereof. We may accept or reject a PURCHASE APPLICATION in our sole discretion. Any questions concerning the procedure for purchasing the Notes should be directed to John C. Garmo, President, P.O. Box 61084, Anaheim, California 92803-6184. Our telephone number is 1-800-753-6742.

                             EXPERTS AND COUNSEL

     The balance sheets as of December 31, 1998 and 1997 and the related statements of income and retained earnings, and cash flows for the fiscal years then ended have been included in this Prospectus and reliance is made on the report of Turner, Warren, Hwang & Conrad, an Accountancy corporation, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     Rushall & McGeever, Carlsbad, California, our special counsel, has passed on certain legal matters in connection with the Notes.

                            ADDITIONAL INFORMATION

     We filed with the Securities and Exchange Commission, or SEC, Washington, D.C. 10549, a registration statement on Form SB-2 under the Securities Act with respect to the Notes offered hereby. This Prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules filed therewith. For further information about us and the Notes offered hereby, you may refer to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to may only be summaries of the contracts or documents. Each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

     A copy of the registration statement, the exhibits and schedules filed therewith, as well as our periodic reports, proxy statements and other information filed wit the SEC, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the SEC.
The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

     We are also subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC.

                      INDEX TO FINANCIAL STATEMENTS

Financial Statements (unaudited) for the Nine Months Ended September 30, 1999 and 1998

    Balance Sheets                                                     F-2

    Statements of Operations and Retained Earnings                     F-3

    Statements of Cash Flows                                           F-4

    Notes to Financial Statements                                      F-5


Financial Statements for the Years Ended December 31, 1998 and 1997

    Report of Independent Certified Public Accountants -
    Turner, Warren, Hwang & Conrad Accounting Corporation,
    On behalf of Ministry Partners Investment Corporation              F-8

    Balance Sheets                                                     F-9

    Statements of Operations and Retained Earnings                    F-10

    Statements of Cash Flows                                          F-11

    Notes to Financial Statements                                     F-12

                    MINISTRY PARTNERS INVESTMENT CORPORATION
                             Financial Statements
             For the quarters ended September 30, 1999 and 1998

                             BALANCE SHEETS
                                                         September 30,
                                                    1999          1998


ASSETS:

Cash - ECCU                                   $1,505,148      $418,526
Loan receivable                                   51,311        65,428
Notes receivable                              13,497,867    11,362,309
Allowance for loan loss                          (17,000)            -
Interest receivable                               85,104        67,596
Prepaid offering expense                           6,895        28,342
Prepaid expenses                                   6,622         3,216
Furniture, fixtures & equipment (net)              7,812         4,398
Total assets                                 $15,143,759   $11,949,816

LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
Accounts payable                                 (55,325)            0
Salaries payable                                   4,210         4,122
Accrued expenses - ECCU                           19,886        17,630
Line of credit - ECCU                                  0             0
Notes payable                                 14,081,158    10,849,694
Income taxes payable                               7,742        15,050
Total liabilities                             14,057,671    10,886,496

Equity:
Common stock, 100,000 shares, no par value     1,000,000     1,000,000
Retained earnings                                 86,088        63,320
Total equity                                   1,086,088     1,063,320

Total liabilities and equity                 $15,143,759   $11,949,816


The accompanying notes are an integral part of these financial statements

             STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                            Nine months ended September 30,
                                                    1999           1998
Income:

Interest income
Note receivable and loans receivable            $894,772      $713,637
Interest-bearing accounts                         23,233         7,444
Total Interest Income                           $918,004      $721,081

Interest expense:
Line of credit                                     5,278        21,235
Notes payable                                    600,620       453,934
Total interest Expense                           605,898       475,169

Net interest income                              312,106       245,912
Provision for notes receivable losses              7,000             0
Net interest income after provision
  for notes receivable losses                    305,106       245,912

Operating expenses:
Salary and benefits                              116,616        97,859
Marketing and promotion                           27,953        20,467
Office operations                                 61,062        23,702
Legal and accounting                              31,539        34,229
Ministry Support                                   1,600             0
Total operating expenses                          238,77       176,257


Income / (loss) before taxes                      66,335        69,656

Provision for taxes                               27,623        20,482

Net income (loss)                                 38,712        49,174


Retained earnings, beginning                      47,376        14,146

Retained earnings, ending                         86,088        63,320

Earnings per share                                  0.39          0.49

The accompanying notes are an integral part of these financial
Statements

                          STATEMENTS OF CASH FLOWS

                                             Nine months ended September 30,
                                                    1999          1998

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                       $38,712       $49,174
Adjustments to reconcile net income
  to net cash provided by operation activities
Depreciation and amortization	                     2,053           773
Provision for notes receivable                     7,000             -
Increase in accrued interest receivable           (2,323)      (25,825)
Decrease in prepaid expense                       10,855        20,045
Decrease in accounts receivable                    1,155         4,000
Increase (Decrease)in acct payable               (51,944)        5,499
Increase (Decrease) in income taxes payable       (9,407)       14,854
Prior year adjustment                              2,778        (3,695)
Net cash provided (used) by operating activities $(1,121)      $64,825

CASH FLOWS FROM INVESTING ACTIVITIES
Principal payments received on loans receivable    11,239        7,599
Purchase of notes receivable                   (2,065,981)  (3,141,114)
Principal payments received on notes receivable 1,674,307    1,306,578
Purchase of property and equipment                 (5,879)      (5,171)
Net cash used by investing activities           ($386,314) $(1,832,108)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances made on the LOC                       1,551,000     1,265,384
Amounts paid on the LOC                       (1,551,000)   (2,245,384)
Principal payments made on notes payable      (3,724,322)   (1,715,469)
Proceeds from borrowings on notes payable      5,349,252     4,761,293
Net cash provided by financing activities     $1,624,931    $2,065,824


Net increase in cash and cash equivalents     $1,237,495      $298,541

Cash and cash equivalents at beginning          $267,653      $119,986

Cash and cash equivalents at end              $1,505,148      $418,527

                     MINISTRY PARTNERS INVESTMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                            SEPTEMBER 30, 1999 AND 1998

1. Summary of Significant accounting policies

   Nature of Business

   Ministry Partners Investment Corporation (MPIC) was incorporated in California in 1991 and is a wholly-owned subsidiary of Evangelical Christian Credit Union (ECCU). The Company provides funds for real property secured loans for the benefit of Evangelical churches and church organizations through funding provided by members of and persons associated with such churches and organizations. The Company's offices, as well as those of its loan origination source, ECCU, are located in the state of California and substantially all of the business and operations of the Company are currently conducted in California and its mortgage loan investments are concentrated in California.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Prepaid offering expense

   Prepaid offering expense is related to a proposed public offering of unsecured notes. It is being amortized over a three year period.

   Organization and start up costs

   Organization and start up costs have been capitalized and are being amortized, using the straight-line method over a five-year period

   Notes Receivable

   Interest income on notes receivable is recognized over the term of the note and is generally computed using the simple interest method.

2. Related party transactions

   MPIC maintains all of its funds at the parent, ECCU. Total funds held with ECCU were $1,505,148 and $418,526 at September 30, 1999 and 1998, respectively. Interest earned on these funds were $23,233 and $7,444 for the nine months ended September 30, 1999 and 1998, respectively.

   MPIC utilized physical facilities and other services of ECCU. A charge of $8,324 - 1999 and $4,192 - 1998 was made for these services which is included in Office Operations. The method used to arrive at the periodic charge is based on the fair market value of services provided. Management asserts that such method is reasonable

   Notes payable are substantially to members of ECCU

3. Notes receivable

   In March 1992, MPIC purchased a pool of first trust deed seasoned loans from ECCU for the then outstanding balance. Loan maturities extend through 2001, although the majority were due in 1995 and 1996 Interest rates range from 7.025% to 11.50%, yielding an average of 9.138%. The loans were made to churches in Southern California and are the collateral for certain notes payable. This pool of first trust deed notes was retired in early 1996.

   During 1997, 1998 and 1999, MPIC participated in church loans made by ECCU Interest is at variable rates of interest; ranging from 7.500% to 11.000%. ECCU services these loans, charging a service fee.

   An allowance for doubtful accounts has been established for notes receivable of $17,000 as of September 30, 1999. At September 30, 1998 no allowance for doubtful accounts had been established. The Company has no experience of loan loss and, as of September 30, 1999 and 1998, none of the loans are impaired. Management believes all of the notes are adequately secured and fully collectible.

4. Organization and start up costs

   Organization and start up costs at September 30, 1999 and 1998 are stated as follows:

                                                     1999          1998

      Start up
         Cost                                $     63,292  $     63,292
         Accumulated amortization                  63,292        63,292
                                                   ------        ------
                                                     -0-           -0-

      Organization
         Cost                                      15,438        15,438
         Accumulated amortization                  15,438        15,438
                                                   -------       ------
                                                     -0-           -0-
                                                   -------       ------
                                                     -0-           -0-

5. Line of credit - ECCU

   MPIC has an unsecured $2,100,000 line of credit with ECCU, of which $-0- and $-0- was borrowed at September 30, 1999 and 1998,
   respectively.   Interest at September 30, 1999 and 1998 was 8.000% and
   7.500%, respectively, and varies according to ECCU's cost of funds.

6. Notes payable

   MPIC has unsecured notes payable at September 30, 1999, as follows:


                                     Total        Interest Rate

         Private Placement         $   199,676       7.70 - 8.55
         CA Public Offering            354,585       6.90 - 8.66
         National Offering           1,204,285       4.82 - 7.29
         Special Offering            6,228,436       4.82 - 6.71
         National A-1 Offering       5,966,542       4.82 - 6.50
         International Offering        127,633       5.27 - 5.81
                                    ----------
                                  $ 14,081,158


      Future maturities at September 30 are as follows:

                                        1999              1998

         1998                              -0-         4,157,785
         1999                        6,256,420         5,198,816
         2000                        6,510,096           656,087
         2001                          586,284            85,933
         2002                          292,608           260,017
         2003                          293,961           146,051
         2004                          141,789               -0-
                                    ----------        ----------
                                  $ 14,081,158      $ 10,504,689
7. Public offering

   In August 1994, MPIC received approval from the Department of Corporations of the State of California to offer $6,000,000 in unsecured notes payable, of which only $3,000,000 may be outstanding at any one time. At September 30, 1999 and 1998, $354,585 and $367,775, respectively, were outstanding.

8. National Offering

   In October 1996, MPIC received approval from the Securities and Exchange Commission to offer $5,000,000 in unsecured notes payable nation wide. This offering has been completely sold. At September 30, 1999 and 1998, $1,204,285 and $2,151,848, respectively, were outstanding.

   In December 1997, MPIC received approval from the Securities and Exchange Commission to offer $15,000,000 in unsecured notes payable nation wide. This offering is currently available in California, Colorado and Oregon. At September 30, 1999 and 1998, $5,966,542 and $ 2,544,966, respectively, were outstanding.

                  MINISTRY PARTNERS INVESTMENT CORPORATION

                            FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 AND 1997


                    TURNER, WARREN, HWANG & CONRAD
                        ACCOUNTANCY CORPORATION
                    100 NORTH FIRST STREET, SUITE 202
                       BURBANK, CALIFORNIA 91502

GARY W. TURNER, CPA
JUDITH M. WARREN
WALTER Y. HWANG, CPA
DAVID A. CONRAD

                                                          (818) 955-9537
                                                          (562) 435-2826

                                                      FAX (818) 955-8416
INDEPENDENT AUDITOR'S REPORT


Board of Directors
Ministry Partners Investment Corporation
Anaheim, California

We have audited the accompanying balance sheets of Ministry Partners Investment Corporation as of December 31, 1998 and 1997, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ministry Partners Investment Corporation as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

TURNER, WARREN, HWANG & CONRAD
ACCOUNTANCY CORPORATION

Burbank, California
February 3, 1999

    Financial Statements for the Years Ended December 31, 1998 and 1997

                          BALANCE SHEETS
                                                      DECEMBER 31,
                                             1998 audited     1997 audited
                              ASSETS
Current Assets

Cash                                      $       267,653     $    119,985
Notes receivable, net of allowance for losses     344,434          418,958
Loans receivable                                    3,590            1,811
Interest receivable                                82,781           41,771
Accounts receivable                                 1,155            4,000
Prepaid expenses                                   24,372           51,602
    Total Current Assets                  $       723,985     $    638,127

Other Assets
 Notes receivable                              12,751,758        9,108,815
 Loans receivable                                  58,960           71,216
 Property and equipment, net                        3,987                -
    Total Other Assets                         12,814,705        9,180,031

        Total Assets                      $    13,538,690     $  9,818,158

                           LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
 Accounts payable                         $        20,715     $     16,253
 Line of credit                                         -          980,000
 Notes payable - current portion               10,877,010        5,792,705
 Income taxes payable                              17,149            3,694
     Total Current Liabilities                 10,914,874        6,792,652

Long-term Liabilities
 Notes payable                                 12,456,227        7,803,870
 Less current portion                         (10,877,010)      (5,792,705)
     Total Long-term Liabilities                1,579,217        2,011,165

Stockholder's Equity
 Common stock, 10,000,000 shares authorized,
   100,000 shares issued and outstanding,
   no par value                                 1,000,000        1,000,000
 Retained earnings                                 44,599           14,341
     Total Stockholder's Equity                 1,044,599        1,014,341

  Total Liabilities and Stockholder's Equity $ 13,538,690     $  9,818,158

The Accompanying notes are an integral part of these financial statements

                                        F-9

                     STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                     DECEMBER 31,
                                            1998 audited      1997 audited
INTEREST INCOME
    Notes receivable and loans receivable $       986,717     $    512,411
    Interest-bearing accounts                      18,014           12,986
        Total Interest Income                   1,004,731          525,397

INTEREST EXPENSE
    Line of credit                                 21,235           21,948
    Notes payable                                 644,011          335,806
        Total Interest Expense                    665,246          357,754

NET INTEREST INCOME                               339,485          167,643

PROVISION FOR NOTES RECEIVABLE LOSSES              10,000                -

NET INTEREST INCOME AFTER PROVISION FOR
  NOTE RECEIVABLE LOSSES                          329,485          167,643

OTHER INCOME
    Point fee income                                    -           52,750
        Total Other Income                              -           52,750

OPERATING EXPENSES
Salaries and benefits reimbursed                  126,497          113,268
Marketing and promotion                            36,655           34,557
Office occupancy                                   10,921           12,585
Office operations                                  61,132           10,089
Legal and accounting                               40,496           39,133
Amortization                                            -            2,585
        Total Operating Expenses                  275,701          212,217

INCOME BEFORE PROVISION FOR INCOME TAXES           53,784            8,176

Provision for Income Taxes                         23,526            5,854

NET INCOME                                         30,258            2,322

The Accompanying notes are an integral part of these financial statements

                                       F-10


                           STATEMENTS OF CASH FLOWS
                                                      DECEMBER 31,
                                             1998 audited     1997 audited
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                $        30,258     $      2,322
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization                    1,184            2,585
   Provision for notes receivable                  10,000                -
Increase in accrued interest receivable           (41,010)          (6,839)
Decrease in prepaid expense                        27,230           11,579
Decrease (increase) in accounts receivable          2,845           (4,000)
Increase in accounts payable                        4,462            6,500
Increase in income taxes payable                   13,455            2,340

Net Cash Provided by Operating Activities          48,424           14,487

CASH FLOWS FROM INVESTING ACTIVITIES
New loans made                                          -          (75,000)
Principal payments received on loans receivable    10,477            1,973
Purchase of notes receivable                   (5,459,964)     (11,725,575)
Principal payments received on notes receivable 1,881,547        5,535,383
Proceeds from maturities of certificate of deposit      -           78,426
Purchase of property and equipment                 (5,171)               -

Net Cash Used by Investing Activities          (3,573,111)      (6,184,793)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances made on line of credit                 1,672,384        3,606,675
Amounts paid on line of credit                 (2,652,384)      (3,044,579)
Principal payments made on notes payable       (1,735,252)      (4,046,880)
Proceeds from borrowings on notes payable       6,387,607        9,693,098

Net Cash Provided by Financing Activities       3,672,355        6,208,314

Net increase in cash and cash equivalents         147,668           38,008

Cash and cash equivalents at beginning of year    119,985           81,977

Cash and cash equivalents at end of year       $  267,653     $    119,985


The Accompanying notes are an integral part of these financial statements

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business:

  Ministry Partners Investment Corporation was incorporated in California in 1991 and is a wholly-owned subsidiary of Evangelical Christian Credit Union
(ECCU). The Company provides funds for real property secured loans for the benefit of Evangelical churches and church organizations through funding provided by members of and persons associated with such churches and organizations. The Company's offices, as well as those of its loan origination source, ECCU, are located in the state of California and substantially all of the business and operations of the Company are currently conducted in California and its mortgage loan investments are concentrated in California.

Use of Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Notes Receivable:

  Interest income on notes receivable is recognized over the term of the note and is generally computed using the simple interest method. The allowance for notes receivable losses is increased by charges to income and decreased by charge offs (net of recoveries).

Property and Equipment:

  Furniture, fixtures, and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which range from three to five years.

Prepaid Offering Expense:

  Prepaid public offering is related to a public offering of unsecured notes. It is being amortized over a three-year period.

Organization and Start Up Costs:

  Organization and start-up costs have been capitalized and are being amortized, using the straight-line method over a five-year period.

Reclassification:

  Certain account reclassifications have been made to the financial statements of the prior year in order to conform to classification used in the current year.


NOTE 2 -  RELATED PARTY TRANSACTIONS

  The Company maintains all its funds at the parent, ECCU. Total funds held with ECCU at December 31, 1998 and 1997 were $267,653 and $119,985, respectively. Interest earned on these funds for the years ended December 31, 1998 and 1997 were $18,014 and $12,986, respectively.

  The Company, as part of its investment strategy, purchases an interest in loans offered for sale by ECCU. In consideration, ECCU has entered into an agreement with the Company to share net fee income on loans purchased. The Company purchased loans totaling $5,459,964 and $11,725,575 from ECCU and received $-0- and $52,750 of fee income from ECCU on selected loans purchased during the years ended December 31, 1998 and 1997, respectively. The Company recognized interest income on notes receivable from ECCU of $986,717 and $512,411 during the years ended December 31, 1998 and 1997, respectively.

  The Company pays support charges for management services and rent to ECCU on a month-to-month basis. A charge of $35,575 and $30,074 was made for these services for the years ended December 31, 1998 and 1997, respectively. The method used to arrive at the periodic charge is based on the fair market value of services provided. Management believes that such method is reasonable.

  The Company reimburses ECCU for salaries and benefits of employees. The amount reimbursed for the years ended December 31, 1998 and 1997 was $126,497 and $113,268, respectively. There was $18,082 and $11,739 due to ECCU at December 31, 1998 and 1997, respectively.

NOTE 3 - NOTES RECEIVABLE

  The notes receivable are backed by loan participation agreements secured by loans originated by ECCU to various churches and related organizations to finance facilities. Loan maturities extend through 2010, although the majority are due in 2000 to 2002. The notes earn interest at rates between 8% and 11.750%, with a weighted average yield of 8.855%.

  The allowance for notes receivable losses of $10,000 has been established during 1998. The Company has no experience of loan loss and, as of December 31, 1998, none of the loans are impaired. Management believes all of the notes are adequately secured and the allowance is adequately maintained.


NOTE 4 - LINE OF CREDIT

  The Company has an unsecured $2,100,000 line of credit with ECCU that expires March 31, 1999. There were none outstanding as of December 31, 1998. Interest at December 31, 1998 was 7.50%, and varies according to ECCU's cost of funds. Interest of $21,235 and $21,948 was paid to ECCU during the years ended December 31, 1998 and 1997, respectively.


NOTE 5 - NOTES PAYABLE

  The Company has unsecured notes payable at December 31, 1998, as follows:

                                                    Total       Interest Rate

Private Placement Notes                         $      331,377  6.36% - 8.55%
Public Offering Notes                                  386,878  6.90% - 8.66%
National Offering Notes                              5,997,823  4.81% - 7.36%
Special Offering Notes                               5,729,972  5.31% - 7.00%
Offshore Notes                                          10,177          6.12%

                                                $   12,456,227

Notes payable are substantially to members of ECCU.

The following are maturities of notes payable for each of the next five years:


        Year Ending
        December 31                  1998                  1997

               1998        $          -         $     5,689,477
               1999            10,877,010             1,306,032
               2000               864,736               478,047
               2001               149,111                98,531
               2002               284,984               231,783
               2003               280,386                   -
                               ----------             ---------
                           $   12,456,227       $     7,803,870

NOTE 6 - PUBLIC OFFERING

  In August 1994, the Company received approval from the Department of Corporations of the State of California to offer $6,000,000 in unsecured notes payable, of which only $3,000,000 may be outstanding at any one time. There were $386,878 and $478,643 outstanding at December 31, 1998 and 1997, respectively. This offering has been discontinued.

  The Company filed a registration statement with the U.S. Securities and Exchange Commission and received approval in October 1996 to offer $5,000,000 in unsecured promissory notes to the public. There were $1,920,261 and $3,421,729 outstanding at December 31, 1998 and 1997, respectively.

  The Company filed a registration statement with the U. S. Securities and Exchange Commission and received approval in December 1997 to offer $15,000,000 in unsecured promissory notes to the public. There was $4,077,563 outstanding as of December 31, 1998.


NOTE 7 - INCOME TAXES

  Federal income and state franchise taxes for the years ended December 31, 1998 and 1997 are as follows:


                                1998                  1997

Federal income taxes   $      14,537     $           3,660
State franchise taxes          8,989                 2,194
                              ------                 -----
                       $      23,526     $           5,854


NOTE 8 - CONCENTRATION OF CREDIT RISK

At December 31, 1998 and 1997, the Company had cash at ECCU which is not federally insured. The aggregate uninsured amount was $123,387 and $105,045, respectively.

                                   EXHIBIT A

SPECIMEN
                   MINISTRY PARTNERS INVESTMENT CORPORATION
                                 CLASS A-1 NOTE

SERIES___________

PRINCIPAL AMOUNT: $____________________     ISSUANCE DATE:________, 199_
[INTEREST REINVESTMENT ELECTED,             _________________, California
See Section 5 Below]

THIS NOTE IS SUBJECT TO THE PROVISIONS OF A STANDBY TRUST AGREEMENT
DATED
November 19, 1997, which authorizes the issuance of up to $25,000,000 of Class A-1 Notes.

 1. Principal and Interest. For value received, MINISTRY PARTNERS INVESTMENT CORPORATION, a California corporation ("Maker"), hereby promises to pay to the order of the registered holder of this Note ("Holder"), at such address of Holder as is set forth on the records of Maker, or at such other place as Holder may designate in writing to Maker, the principal sum of ____________________________________
 Dollars ($___________) (hereafter the "Principal"). This Note shall bear interest from the date hereof on the unpaid Principal balance until paid at the rate of___________ Percent (____%) per annum. Interest accruing hereunder shall be calculated on the basis of a 365-day year for actual days elapsed.

   2. Manner and Form of Payment. This Note shall be payable interest only, in arrears, on the fifth day of ________ and on the fifth day of each month thereafter until _________ (the "Payment Date"), on which date the unpaid balance of principal and accrued interest shall be due and payable. All Principal and interest shall be payable in lawful money of the United States of America. All payments made hereunder shall be applied first to the payment of accrued interest and the balance remaining to the payment of Principal.

   3. Loan and Standby Trust Agreement. As a condition to the issuance of this Note, Holder agrees to adopt and to be bound by the terms and conditions of the Loan and Standby Trust Agreement dated November 19, 1997 (the "Loan Agreement"), the terms and conditions of which are incorporated herein by reference.

   4. Events of Default. This Note shall be subject to each of the Events of Default and remedies set forth in the Loan Agreement. In order to cure Payment Default, Maker must mail to the Holder, or direct deposit if that option is selected, the amount of the nonpayment plus a late payment penalty equal to simple interest on the amount unpaid at the rate of ___% per annum, measured from the date the payment should have been mailed, deposited or credited pursuant to the terms of this Note until the date it actually is mailed, deposited or credited.

   If an Event of Default occurs and is continuing, then and in every such case the Holders of not less than a Majority in Principal Amount of the Outstanding Notes may appoint a Trustee to represent the interest of all the Holders pursuant to the Loan Agreement as provided therein. No Holder shall have the right to institute or continue any proceeding, judicial or otherwise, with respect to the Notes except pursuant to the Loan Agreement.

   Under the Loan Agreement, the Trustee, at the direction of the Majority Vote of the Holders may, declare all the Notes to be due and payable immediately and take any action allowed by law to collect such amounts. Notwithstanding the foregoing, in the case of an Event of Default arising from events of bankruptcy or insolvency with respect to Maker, all Outstanding Notes will become due and payable without further action or notice.

   5. Interest Reinvestment. If the Holder has elected to reinvest interest payable on the Note (the "Interest Reinvestment Election"), Maker shall defer all interest payable on its Note until the Payment Date by increasing the Principal Amount by an amount equal to each interest payment otherwise payable on this Note, as of the Payment Date of such interest payment. Interest shall be payable on such increased Principal Amount thereon in the manner otherwise provided herein.

   6. Prepayment of Note. The Maker may at any time, upon not less than thirty (30) nor more than sixty (60) days prior written notice to the Holder, elect to prepay the Principal Amount in whole or in part, and by delivering to the Holder payment equal to such amount of prepayment plus accrued and unpaid interest thereon through such date of prepayment. Notice of prepayment shall be mailed by first class mail to Holder. If less than all of the Series of the Note is prepaid, Maker shall prepay all Notes of the Series on a pro rata basis. In the event of such prepayment, a new Note in principal amount equal to the unpaid principal amount of the original Note shall be issued in the name of Holder and the original Note shall be cancelled. On and after the prepayment date, interest shall cease to accrue on the portion of the Principal Amount prepaid. The foregoing obligation to prepay a Series of Notes on a pro rata basis herein shall not in any manner limit the Maker's right to repurchase or prepay any Note on a voluntary basis agreed to by the holder thereof, including any prepayment of the Note prior to maturity as described below.

   7. Early Presentment. Holder may upon written notice to Maker, request prepayment of the Note at any time prior to maturity. In such event, Maker shall determine in Maker's sole judgment, whether to so prepay the Note. In the event Maker determines to prepay the Note, it shall prepay (i) an amount equal to the unpaid balance of the Principal Amount, plus (ii) the accrued but unpaid interest through the date of prepayment, less (iii) an amount equal to the lessor of three (3) months interest on the balance of the unpaid Principal Amount or one-sixth of the interest payable on the Note during its original term.

   8. Amendment, Supplement and Wavier. Pursuant to the Loan Agreement, the Notes may be amended or supplemented by a Majority Vote of the Holders and any Default, Event of Default, compliance or noncompliance with any provision of the Notes may be waived by a Majority Vote of the Holders, provided that any such amendment or supplement affecting the term, interest rate and other terms of the Notes must be ratable and proportionate in effect on all Holders of the then outstanding Notes based on the aggregate amount of principal and interest and penalty payments due them.

   9. Waivers. The Maker waives demand for payment, presentment for payment, protest, notice of protest, notice of dishonor, notice of nonpayment, notice of acceleration or maturity, diligence in taking any action to collect sums owning hereunder.

   10. Separability. In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

   11. California Law; Jurisdiction. This Note is made in the State of California and the provisions hereof shall be construed in accordance with the laws of the State of California, except to the extent preempted by federal law; and such parties further agree that in the event of a default hereunder, this Note may be enforced in any court of competent jurisdiction in the State of California, and they do hereby submit to the jurisdiction of such court regardless of their residence or where this Note or any endorsement hereof may have been executed.

                          MINISTRY PARTNERS INVESTMENT CORPORATION

                           By:____________________________________



                                   EXHIBIT B
                                CLASS A-1 NOTE
                       LOAN AND STANDBY TRUST AGREEMENT

     THIS LOAN AND STANDBY TRUST AGREEMENT is dated as of _____________, 1997 between Ministry Partners Investment Corporation, a California corporation (the "Company"), the Holders of the Company's Class A-1 Notes, as defined below, and such Trustee or Trustees as may be appointed by the Holders pursuant to the terms hereof.

     WHEREAS, the Company has undertaken to offer and issue, through an offering registered under the Securities Act of 1933, as amended (the "1933 Act"), pursuant to that certain Registration Statement on Form SB-2 and the Prospectus which is a part thereof (the "Prospectus"), as supplemented, up to $25,000,000 of its Class A-1 Notes.

     NOW, THEREFORE, in consideration of the agreements contained herein and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Company, the Holders and the Trustee mutually agree as follows:

                              ARTICLE I

        DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

 Section  1.  Definitions

     For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the capitalized terms used herein and not otherwise defined in this section have the meaning assigned to them in the Prospectus and include the plural as well as the singular. All accounting terms not otherwise defined herein have the meanings assigned to them in the Prospectus and all computations herein provided for shall be made in accordance with generally accepted accounting principles. In determining generally accepted accounting principles, the Company may conform to any other rule or regulation of any regulatory authority having jurisdiction over the Company.

     "Adjusted Net Worth" means the sum of (i) the consolidated equity of the common stockholders of the Company and any consolidated subsidiary, plus (ii) the respective amounts reported on such entity's most recent balance sheet with respect to any series of preferred stock, plus (iii) the amount of the ECCU credit line, whether or not then funded, and any loan ECCU or any other lender is contractually obligated to loan to the Company, but only to the extent such loan amount is expressly subordinated in right to payment on a current basis to the Class A-1 Notes. For purposes of computing Adjusted Net Worth, except with respect to the ECCU credit line and any other loans included in Adjusted Net Worth as provided in the foregoing, all transactions between the Company and any Affiliates, including ECCU, shall be treated as if the transactions had been entered into with an unaffiliated third-party to the extent that GAAP would require any different treatment.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," "controlling" and "controlled," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" means this instrument as originally executed or as it may from time to time be supplemented, modified or amended by one or more supplemental agreements hereto entered into pursuant to the applicable provisions hereof. The Agreement is not qualified under or subject to the Trust Indenture Act of 1939, as amended.

     "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in the State of California are not required to be open.

     "Cash Flow" means with respect to any period, Consolidated Net income of the Company and any subsidiary for such period plus (a) an amount equal to any extraordinary loss plus any net loss realized in connection with the sale or other disposition of any assets (to the extent such net losses were deducted in computing Net Income for such period), plus (b) provision for taxes based on income or profits to the extent such provisions for taxes was deducted in computing Net Income for such period, plus (c) Fixed Charges for such period, plus (d) depreciation and amortization (including amortization of goodwill and other intangibles) for such period to the extent such depreciation and amortization were deducted in computing Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP, plus (e) interest expense paid or accrued for such period with respect to the subordinated ECCU Credit line and any other Indebtedness which is subordinated to the Notes, plus (f) the unused amount of the ECCU Credit Line (and any other financing subordinated to the Notes) available to the Company on the date the determination of Cash Flow is made.

     "Class A Notes" means the Series 1, Series 5, Series 10, Series 25, Series 50, Series 100 and Series C Notes provided, however, that the aggregate of all series of Class A Notes shall not exceed $5,000,000.

     "Class A-1 Notes" means the Series 1, Series 5, Series 10, Series 25, Series 50, Series 100 and Series C Notes provided, however, that the aggregate of all series of Class A-1 Notes shall not exceed $25,000,000.

     "Default" means any event that with the passage of time or the giving of notice or both is or could be an Event of Default.

     "ECCU Credit Line" means that certain loan agreement and note in the amount of $2,100,000 dated February 26, 1997, as amended, as subordinated by that certain Subordination Agreement dated June 1, 1994, as amended.

     "Events of Default" means those Events of Default defined under "Events of Default" herein, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     "Fixed Charges" means, with respect to any period, consolidated interest expense for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, noncash interest payments and the interest component of capital leases, but excluding amortization of deferred financing fees) plus, without duplication, all interest capitalized for such period on a consolidated basis and in accordance with GAAP. Fixed Charges shall not include any interest expense for such period paid or accrued with respect to any loan to the extent it is expressly subordinated to in right of payment amounts due and payable to the Class A-1 Notes.

     "Fixed Charge Coverage Ratio" means, with respect to any period, the ratio of the Cash Flow of the Company for such period to the Fixed Charges of the Company for such period. In the event the Company incurs, assumes, guarantees, repays, redeems or otherwise retires any Indebtedness (other than the Company's credit line with ECCU) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, redemption or retirement of Indebtedness, including, if applicable, the application of the proceeds therefrom, as if the same had occurred at the beginning of the applicable period. In making such calculations on a pro forma basis, interest attributable to Indebtedness bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Holder" means the Person or Persons in whose name a Class A-1 Note is registered on the books and records of the Company as a holder of Class A-1 Notes.

     "Indebtedness" means any indebtedness, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or credit (or reimbursement agreements in respect thereof), (ii) representing the balance deferred and unpaid of the purchase price of any property, (iii) representing capital lease obligations; and
 (iv) representing any hedging obligations, except, in each case, any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than hedging obligations) would appear as a liability upon a balance sheet prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of obligations of other persons that would be included within this definition.

     "Majority in Interest" or "Majority of Principal Amount" shall mean a majority of the outstanding unpaid principal amount of all Outstanding Class A-1 Notes plus all unpaid interest due thereon (as reflected on the books and records of the Company as voted by the Holders thereof).

     "Maturity Date" means the date on which the unpaid balance of principal and accrued interest is due and payable on the respective Class A-1 Note. The Maturity Date of a Class A-1 Note may be six (6), twelve
 (12), twenty-four (24), thirty (30) or sixty (60) months, other than the Series C Notes shall have a Maturity Date of seventy-two (72) months from the date of issuance.

     "Net Income" means, with respect to the Company for any period, the aggregate of the net income of the Company for such period, on a consolidated basis, determined in accordance with GAAP; provided that the Net Income of any entity that is not a subsidiary of the Company or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent entity or a wholly-owned subsidiary of the Company.

     "Net Tangible Assets" means, with respect to the Company, the total amount of assets of the Company and any subsidiary (less applicable reserves) on a consolidated basis, as determined in accordance with GAAP, less intangible assets. For purposes of computing Net Tangible Assets, all transactions between the Company and any Affiliates, including ECCU, shall be treated as if the transactions had been entered into with an unaffiliated third-party to the extent GAAP would require any different treatment.

     "Other Indebtedness" means any Indebtedness of the Company outstanding other than any amounts owing with respect to the Class A-1 Notes and any extension, refinancing, refunding, renewal, substitution or replacement of any such Indebtedness, but only to the extent that any such extension, refinancing, refunding, renewal, substitution or replacement does not exceed the principal amount of the Indebtedness being extended, refinanced, refunded, renewed, substituted or replaced (plus the amount of the reasonable fees and expenses in connection therewith) and that no additional security is granted in connection with any such extension, refinancing, refunding, renewal, substitution or replacement.

     "Outstanding Class A-1 Notes" when used with respect to Class A-1 Notes means, as of the date of determination, all Class A-1 Notes theretofore issued and delivered by the Company and not paid, prepaid or redeemed in full pursuant to their terms.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Rate Schedule" means the schedule of interest rates payable on the Class A-1 Notes as issued from time to time by the Company as a supplement to the Prospectus.

     "Series 1 Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes which must be issued within the initial principal amount of at least $1,000, bearing interest at the rate designated for Series 1 Notes by the Company on the Rate Schedule effective on the issuance date of said Note and having the Maturity Date elected by the Holder.

     "Series 5 Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes which must be issued within the initial principal amount of at least $5,000, bearing interest at the rate designated for Series 5 Notes by the Company on the Rate Schedule effective on the issuance date of said Note and having the Maturity Date elected by the Holder.

     "Series 10 Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes which must be issued within the initial principal amount of at least $10,000, bearing interest at the rate designated for Series 10 Notes by the Company on the Rate Schedule effective on the issuance date of said Note and having the Maturity Date elected by the Holder.

     "Series 25 Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes which must be issued within the initial principal amount of at least $25,000, bearing interest at the rate designated for Series 25 Notes by the Company on the Rate Schedule effective on the issuance date of said Note and having the Maturity Date elected by the Holder.

     "Series 50 Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes which must be issued within the initial principal amount of at least $50,000, bearing interest at the rate designated for Series 50 Notes by the Company on the Rate Schedule effective on the issuance date of said Note and having the Maturity Date elected by the Holder.

     "Series 100 Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes which must be issued within the initial principal amount of at least $100,000, bearing interest at the rate designated for Series 100 Notes by the Company on the Rate Schedule effective on the issuance date of said Note and having the Maturity Date elected by the Holder.

     "Series C Note" means one of the series of up to $25,000,000 of principal amount (less the aggregate principal amount of all other series of Class A-1 Notes issued) of Class A-1 Notes issued in the initial principal amount of $10,000 or $25,000 bearing interest at the variable rate designated by the Company for the Series C Notes on the Rate Schedule effective on the date of issuance of the Note and having a Maturity Date of seventy-two (72) months from the date of issuance.

     "Tangible Adjusted Net Worth" means the Adjusted Net Worth of the Company less the Company's intangible assets, if any.

     "Trustee" means the Person or Persons elected as the "Trustee" pursuant to the terms of this Agreement or a successor thereto once the latter shall have become such pursuant to the applicable provisions of this Agreement.

 Section B.  Acts of Holders

     1. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Holders may be embodied in and evidenced by one or more substantially concurrent instruments of substantially similar tenor signed by such Holders in person or by an agent or attorney duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is herein expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Holders signing such instrument or instruments.

     2. The ownership of the Class A-1 Notes shall be conclusively proven by the books and records of the Company.

     3. Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Class A-1 Note shall bind every future Holder of the same Class A-1 Note and the Holder of every Class A-1
 Note issued upon the transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Class A-1 Note.

 Section C.  Notices to Trustee and the Company

     Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with:

          1. The Trustee by any Holder or by the Company shall be sufficient for every purpose hereunder if given in writing by personal service or mailed by certified mail, return receipt requested, addressed to the Trustee at the address provided to the Holder by the Trustee in writing, or

          2. The Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder if given in writing by personal service or mailed by certified mail, return receipt requested, addressed to the Company at 1150 N. Magnolia Avenue, Anaheim, California 92801,
 Attention: John C. Garmo, President, or at any other address previously furnished in writing to the Trustee by the Company.

 Section D.   Notices to Holders

     Where this Agreement provides for publication of notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder of such Class A-1 Notes, at the address of such Holder as it appears in the books and records of the Company, not later than the latest date, and not earlier than the earliest date, prescribed for the first publication of such notice.

 Section E.   Effect of Headings and Table of Contents

     The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

 Section F.   Successors and Assigns

     All covenants and agreements in this Agreement by the Company shall bind its successors and assigns, whether so expressed or not.

 Section G.   Severability

     In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

 Section H.   Benefits of Agreement

     Nothing in this Agreement or in the Class A-1 Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

 Section I.   Governing Law

     This Agreement and all rights and obligations of the undersigned hereof shall be governed, construed and interpreted in accordance with the laws of the State of California without regard to conflict of law principles.

 Section J.   Persons Deemed Owners

     The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name any Note is registered as the owner of such Class A-1 Note for the purpose of receiving payment of principal of or interest on said Class A-1 Note and for all other purposes whatsoever, whether or not such Class A-1 Note is overdue.

                                ARTICLE II

                   CONTINUING COVENANTS OF THE COMPANY

 Section A.  Continuing Covenants of the Company

     1. Limitation on Restricted Payment. While any Class A-1 Note is outstanding, the Company shall not, and will not permit any subsidiary to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the stock of the Company or any subsidiary (other than dividends or distributions payable (x) in capital stock of the Company or such subsidiary or (y) to the Company or any wholly-owned subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value any capital stock of the Company or any wholly-owned subsidiary; (iii) voluntarily purchase, redeem or otherwise acquire or retire for value, prior to the scheduled maturity of any mandatory sinking fund payments thereon or the stated maturity thereof, any Indebtedness of the Company that is subordinated in right of payment to the Class A-1 Notes (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment:

               (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company or any subsidiary, does not exceed the sum of:

               (i)  50% of the Net Income of the Company for the period
 (taken as one accounting period) from fiscal year ended December 31, 1996 to the end of the Company's most recently ended full fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Net Income for such period is a deficit, 100% of such deficit), plus

               (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale of capital stock of the Company (other than capital stock sold to a subsidiary of the Company), debt securities or capital stock convertible into capital stock of the Company upon such conversion, or any funds advanced or loaned to the Company by ECCU under its subordinated line of credit, plus

               (iii) 100% of the cash, if any, contributed to the capital of the Company, as additional paid in capital by any stockholder of the Company.

          (c) The foregoing notwithstanding, the provisions of subsection (b)(i), (ii) and (iii) above shall not prohibit the following Restricted Payments:

               (i) the payment of any dividend within sixty (60) days after the date of declaration thereof, if at said date of declaration such payment would have complied with the foregoing provisions; or

               (ii) (x) the redemption, repurchase, retirement or other acquisition of any capital stock of the Company, (y) the purchase, redemption or other acquisition or retirement for value prior to the scheduled maturity of any mandatory sinking fund payments or stated maturity of Indebtedness of the Company subordinated in right of payment to the Holders of the Class A-1 Notes, or (z) the making of any investment in the Company or any subsidiary of the Company in each case of (x), (y) and
 (z) in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Company) of, capital stock of the Company.

     2. Limitation or Outstanding Class A-1 Notes. The Company shall not issue any Class A-1 Note if, after giving effect to such issuance, the Class A-1 Notes then outstanding would have an aggregate unpaid balance exceeding $10,000,000.

     3.   Limitation on Incurrence of Indebtedness.  While any Class A-1
 Note is outstanding, the Company shall not, and will not permit any subsidiary to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become, directly or indirectly, liable with respect to (collectively, "incur") any Indebtedness; unless the Fixed Charge Coverage Ratio of the Company, determined on a consolidated basis, for the Company's most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred, would have been at least 1.20 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom to a repayment of any Indebtedness), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period. Provided, however, that notwithstanding the foregoing, the Company may incur Indebtedness that: (i) is evidenced by the Class A-1
 Notes; (ii) was existing at December 31, 1996 as it may be extended or modified; (iii) is incurred in the ordinary course of business for the funding of mortgage loans which includes warehouse lines of credit and gestation or repurchase facilities; (iv) is in respect of performance, completion, guarantee, surety and similar bonds, banker's acceptances or letters of credit provided by the Company in the ordinary course of business; and/or (v) when incurred, does not result in other Indebtedness in excess of $750,000 outstanding at any time.

     4.   Merger, Consolidation or Sale of Assets.  While any Class A-1
 Note is outstanding, the Company shall not consolidate or merge with or into any other person or entity (whether or not the Company is the surviving corporation) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (excepting loans held for sale in the normal course of the Company's mortgage banking operations) in one or more related transactions to, another corporation, person or entity, unless (i) the Company is the surviving corporation of such consolidation or merger; and (ii) immediately after such transaction no Default or Event of Default exists.

     5. Maintenance of Tangible Adjusted Net Worth. In the event that, while any Class A-1 Note is outstanding, within 55 days after the end of any fiscal quarter (100 days after the end of any fiscal year) as of the end of which the Company's Tangible Adjusted Net Worth is less than $2,000,000 (the "Minimum Tangible Adjusted Net Worth"), the Company shall notify the Holders of such event and shall within sixty (60) days thereafter restore its Tangible Adjusted Net Worth to an amount greater than the Minimum Tangible Adjusted Net Worth.

     6. Books and Records. The Company shall keep proper books of record and account, in which full and correct entries shall be made of all dealings or transactions of or in relation to the Class A-1 Notes and the business and affairs of the Company in accordance with generally accepted accounting principles. The Company shall furnish to the Trustee any and all information related to the Class A-1 Notes as the Trustee may reasonably request and which is in the Company's possession.

                               ARTICLE III

                                REMEDIES

 Section A.  Events of Default

     Each of the following constitutes an Event of Default under the Class A-1 Notes: (i) default for thirty (30) days in the payment when due of interest or penalty on any Class A-1 Note; (ii) default for thirty (30) days in the payment when due of principal of any Class A-1 Note; (iii) if not cured in a timely manner, failure by the Company to observe or perform any of the covenants or agreements in the Class A-1 Notes or set forth under Article II hereof required to be performed by it; or (iv) if not cured in a timely manner, default under the instruments governing any Other Indebtedness or any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Other Indebtedness for money borrowed by the Company, whether such Other Indebtedness or guarantee now exists or is hereafter created, which default
 (a) is caused by a failure to pay when due principal or interest on such Other Indebtedness within the grace period provided in such Other Indebtedness and which continues beyond any applicable grace period (a "Payment default") or (b) results in the acceleration of such Other Indebtedness prior to its express maturity, provided in each case the principal amount of any such Other Indebtedness, together with the principal amount of any other such Other Indebtedness under which there has been a Payment default or the maturity of which has been so accelerated, aggregates $250,000 or more.

     In order to cure payment Default, the Company must mail to the Holder, direct deposit or credit if that option is selected, the amount of the nonpayment plus a late payment penalty equal to simple interest on the amount unpaid at the rate of 10% per annum, measured from the date the payment should have been mailed, deposited or credited pursuant to the terms of the Class A-1 Notes until the date it actually is mailed, deposited or credited.

 Section B.  Appointment of Trustee and Commencement of Operation of the
 Trust

     If an Event of Default occurs and is continuing, then and in every such case the Holders of not less than a Majority in Principal Amount of the Outstanding Class A-1 Notes by written and signed ballot or other written and signed consent may, within thirty (30) days of such Event of Default, appoint a Trustee. Upon delivery of the properly executed written instrument evidencing the appointment of the Trustee and the latter's acceptance of such appointment by due execution of this specific and exact form of Agreement, the operation of this Trust shall commence and the power and rights of the Trustee hereunder shall begin.

 Section C. Covenant to Pay Trustee Amounts Due on Class A-1 Notes and Right of Trustee and Holders of Judgment

     The Company covenants that, if an Event of Default has occurred and is continuing, the Company will, upon written request of the Trustee, cure such default and pay forthwith for the benefit of the Holders the whole amount then due, any penalties which may be due and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due to the Trustee hereunder. If the Company fails to cure such defaults and pay such amounts forthwith upon such demand, the Trustee, in its own name and as Trustee of an express trust, shall be entitled to sue for and recover judgment against the Company and any other obligor on the Class A-1 Notes for the amount so due and unpaid pursuant to the terms of the Class A-1 Notes.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of not less than a Majority in Principal Amount of the then Outstanding Class A-1 Notes may declare all the Class A-1 Notes to be due and payable immediately and take any action allowed by law to collect such amounts. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all Outstanding Class A-1 Notes will become due and payable without further action or notice.

     The Trustee may withhold from the Holders notice of any Default or Event of Default if it believes that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or penalties.

 Section D.  Application of Money Collected

     Any money collected by the Trustee pursuant to this Article, together with any other sums then held by the Trustee hereunder, shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal or interest upon presentation of the Class A-1 Notes, and the notation thereof of the payment if only partially paid and upon surrender thereof if fully paid:

          (i) First: To the payment of all unpaid amounts due to the Trustee hereunder;

          (ii) Second: To the payment of the whole amount then due and unpaid on the Outstanding Class A-1 Notes, for principal and interest and any penalties which may be due under the terms of the Class A-1 Notes, in respect of which or for the benefit of which such money has been collected; and in case such proceeds shall be insufficient to pay in full the whole amount so due and unpaid on such Class A-1 Notes, then to the payment of such principal and interest and without any preference or priority, ratably according to the aggregate amount so due; and

          (iii) Third: To the payment of the remainder, if any, to the Company or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

 Section E.  Trustee May File Proofs of Claim

     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other obligor upon the Class A-1 Notes or the property of the Company or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Class A-1 Notes shall then be due and payable, as therein expressed or by declaration or otherwise, and irrespective of whether the Trustee shall have made any demand on the Company for the payment of overdue principal or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

          (i) To file and prove a claim for the whole amount of principal, interest and penalty owing and unpaid in respect of the Outstanding Class A-1 Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including to the extent permitted by law any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding, and

          (ii) To collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

 and any custodian, receiver, assignee, Trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under this Agreement.

     Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Class A-1 Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder.

 Section F.  Trustee May Enforce Claims Without Possession of Class A-1
 Notes

     All rights of action and claims under this Agreement, or documents related thereto, may be prosecuted and enforced by the Trustee without the possession of any of the Class A-1 Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as Trustee of an express trust. Any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due to the Trustee hereunder, be for the ratable benefit of the Holders of the Class A-1 Notes (based on the aggregate amount of unpaid principal and interest due each such Holder on such date) in respect of which such judgment has been recovered.

 Section G.  Limitation on Suits

     DURING THE PERIOD OF THE OPERATION OF THIS AGREEMENT, NO HOLDER
SHALL
 HAVE ANY RIGHT TO INSTITUTE OR CONTINUE ANY PROCEEDING or judicial action pursuant to Articles II and III above or otherwise, under or with respect to this Agreement or the Class A-1 Notes, or for the appointment of a receiver or trustee or for any other remedy hereunder, unless all of the following have occurred:

          (i) Such Holder has previously given written notice to the Trustee of a continuing Event of Default;

          (ii) The Holders of not less than a Majority in Principal Amount of the Outstanding Class A-1 Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

          (iii) Such Holder has offered to the Trustee indemnity reasonably acceptable to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request and provided security therefor reasonably acceptable to the Trustee;

          (iv) The Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

          (v) No written direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a Majority in Principal Amount of the Outstanding Class A-1 Notes;

 it being understood and intended that no one or more Holders of Class A-1 Notes shall have any right in any manner whatever by virtue of, or pursuant to any provision of this Agreement to affect, disturb or prejudice the rights created under this Agreement or the rights of any other Holders of Class A-1 Notes, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Agreement, except in the manner herein provided and for the equal and ratable benefit of all Outstanding Class A-1 Note Holders. No Holder shall have the right and each Holder hereby waives the right to sue individually except in accordance with the provisions of this Agreement.

 Section H.  Rights to Settle or Compromise

     A Trustee may not make any settlement or compromise concerning the rights of Holders, including in regard to payments of principal or interest, unless it is approved in a separate vote by a Majority in Interest of the Holders. Any settlement or compromise so approved would be binding upon all the Holders.

 Section I.  Rights and Remedies Cumulative

     Except insofar as same shall contradict the express terms of this Agreement, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law and the terms of this Agreement, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

 Section J.  Delay or Omission not Waiver

     No delay or omission of the Trustee or of any Holder of any Class A-1 Note to exercise any right or remedy accruing upon an Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Agreement or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

 Section K.  Waiver of Past Defaults

     Before any judgment or decree for payment of money due has been obtained by the Trustee as provided in this Article, the Holders of not less than a Majority in Principal Amount of the Outstanding Class A-1 Notes may, by Act of such Holders delivered to the Trustee and the Company, on behalf of the Holders of all the Notes waive any past default hereunder and its consequences and settle or compromise any claim related to the payment of principal and interest on the Outstanding Class A-1 Notes, provided the terms of such settlement or compromise have been made known to all Holders of Outstanding Class A-1 Notes and the approval of the Majority in Interest has been made in a signed written document. If and only if required by law, the Trustee may provide a procedure for any Holder so desiring to remove itself from the group settlement and to allow the Holder opting out of the group settlement to proceed to enforce its rights individually and as it sees fit.

     Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

 Section L.  Notice of Defaults

     As soon as practicable after the occurrence of any Event of Default hereunder, the Company shall transmit notice thereof by mail to all Holders of Class A-1 Notes, as their names and addresses appear on the books and records of the Company.

                               ARTICLE IV

                              THE TRUSTEE

 Section A.  Certain Duties and Responsibilities

     1. The Trustee shall, in the exercise of the rights and powers vested in it by this Agreement, use the same degree of care and skill in its exercise as a reasonable person would exercise or use.

     2. No provision of this Agreement shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

          a. The Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a Majority in Principal Amount of the Outstanding Class A-1 Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement;

          b. No provision of this Agreement shall require the Trustee to advance, expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers;

          c. The Trustee shall be presumed to have acted without negligence if it acted, or omitted to act, in good faith and in reliance upon an opinion of counsel obtained by it.

 Section B.  Certain Rights of Trustee

     Except as otherwise provided below:

     1. The Trustee may consult with counsel, accountants and other experts and the advice or opinion of such counsel, accountants and other experts shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Trustee hereunder in good faith and in reliance thereon and the Trustee shall have the right at any time to seek instructions from a court of competent jurisdiction;

     2. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of any of the Holders pursuant to this Agreement, unless such Holders shall have offered to the Trustee security or indemnity reasonably acceptable to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

     3. The Trustee may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it hereunder with the care required below; and

     4. Anything to the contrary contained herein notwithstanding, the Trustee shall have no duty to take any action whatsoever if it believes in good faith that the taking of such action may expose the Trustee to personal liability.

 Section C.  May Hold Class A-1 Notes

     The Trustee in its individual or any other capacity may become the owner or pledgee of Class A-1 Notes and may otherwise deal with the Company with the same rights it would have if it were not Trustee.

 Section D.  Compensation, Reimbursement and Security Therefor

     The Company agrees:

     1. To pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder;

     2. To reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Agreement, including reasonable fees and expenses of counsel for the Trustee, except as such expense, disbursement or advance may be attributable to the Trustee's gross negligence or bad faith;

     3. To indemnify the Trustee for, and to hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

 Section E.  Trustee Eligibility

     The Trustee may not be an Affiliate of the Company.

 Section F.  Termination of Trust and Removal of Trustee, Appointment of
 Successor

     1. Upon the moment all Defaults or Events of Defaults are cured or deemed cured pursuant to this Agreement, the appointment of the Trustee and the operation of the Trust will terminate and the powers and the rights of the Trustee hereunder shall cease forthwith.

     2. No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee as provided herein.

     3. The Trustee may resign as Trustee hereunder at any time by giving written notice thereof to the Company and the Holders. Upon delivery of an instrument of acceptance by a successor Trustee duly appointed by a Majority in Interest of the Holders the resignation will become effective.

     4. The Trustee may be removed as Trustee hereunder at any time by Act of the Holders of a Majority in Principal Amount of the Class A-1 Notes, delivered to the Trustee and to the Company.

     5.   If at any time:

          a. The Trustee shall cease to be eligible as Trustee and shall fail to resign after written request therefor by the Company or by any Holder, or

          b. The Trustee shall be adjudged incompetent, bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

 then in any such case, any Holder may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

 Section G.  Acceptance of Appointment by Successor

     Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers and duties of the retiring Trustee under this Agreement.

     No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

                               ARTICLE V

         HOLDER'S LISTS AND REPORTS BY TRUSTEE AND THE COMPANY

 Section A.  The Company to Furnish Trustee Lists of Holders

     The Company will furnish or cause to be furnished to the Trustee not more than five (5) days after its appointment and acceptance as Trustee, and at such other times as the Trustee may reasonably request in writing, within ten (10) business days after receipt by the Company of any such request, a list in such form as the Trustee may reasonably request containing all the information in the possession or control of the Company, or any of its paying agents, as to the names and addresses of the Holders of Class A-1 Notes, obtained since the date as of which the next previous list, if any, was furnished, and the status of the amount of principal and interest paid or outstanding in respect of each Class A-1 Notes.

                                ARTICLE VI

                          SUPPLEMENTAL AGREEMENTS

 Section A.  Supplement Agreement Without Consent of Holders

     Without the consent of the Holder of any Class A-1 Note, the Company, when authorized by a board resolution, and the Trustee may from time to time enter into one or more agreements supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

     1. To add to the conditions, limitations and restrictions on the authorized amount or purposes of issue, authentication and delivery of Class A-1 Notes, as herein set forth, additional conditions, limitations and restrictions thereafter to be observed; provided that any such modification does not adversely affect the rights and interests of the Holders.

     2. To evidence the succession of another corporation or entity to the Company and the assumption by any such successor of the covenants of the Company contained herein; or

     3. To add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company; or

     4. To cure any ambiguity, to amend any provision herein which may be inconsistent with any other provision herein or to make any other provisions, with respect to matters or questions arising under this Agreement, which shall not be inconsistent with the provisions of this Agreement, provided such action shall not adversely affect the rights and interests of the Holders.

 Section B.  Supplemental Agreements with Consent of Holders

     With the consent of the Holders of not less than a Majority in Principal Amount affected by such agreement or supplemental agreement, by Act of such Holders delivered to the Company and the Trustee, the Company and the Trustee may enter into an agreement or agreements supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of the Class A-1 Notes under this Agreement. Such agreement or supplemental agreement may, with the consent of a Majority in Interest of the Holders of each Outstanding Class A-1 Notes affected thereby, effect a compromise or settlement affecting the term, interest rate and other terms of all the Class A-1 Notes; provided that any such compromise or settlement must be ratable and proportionate in effect on all Outstanding Class A-1 Note Holders based on the aggregate amount of principal and interest and penalty payments due them under the terms of their respective Class A-1 Notes as of the date of settlement.

     The Trustee may in its discretion determine whether or not any Class A-1 Notes would be affected by any supplemental agreement and any such determination shall be conclusive upon the Holders of all Class A-1 Notes, whether theretofore or thereafter authenticated and delivered hereunder. The Trustee shall not be liable for any such determination made in good faith.

     It shall not be necessary for any Act of Holders under this section to approve the particular form of any proposed supplemental agreement, but it shall be sufficient if such Act shall approve the substance thereof.

 Section C.  Effect of Supplemental Agreements

     Upon the execution of any supplemental agreements under this Article, this Agreement shall be modified in accordance therewith and such supplemental agreement shall form a part of this Agreement for all purposes; and every Holder of Class A-1 Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

                              ARTICLE VII

                               DEFEASANCE

 Section A.  Payment of Indebtedness, Satisfaction and Discharge of
 Agreement.

     Whenever the Company has paid or caused to be paid all amounts then currently due and payable pursuant to the terms of the Class A-1 Notes then this Agreement and the rights and interests created hereby shall cease and become null and void (except as to any surviving rights of transfer or exchange of Class A-1 Notes herein or therein provided for and except as otherwise stated in the next paragraph) and the Trustee then acting as such hereunder shall, at the expense of the Company, execute and deliver such instruments of satisfaction and discharge as may be necessary.

     Notwithstanding anything to the contrary herein contained, the obligations of the Company to pay or reimburse the Trustee as provided herein shall survive the termination, satisfaction and discharge of this Agreement.

                             ARTICLE VIII

                            MISCELLANEOUS

 Section A.  Counterparts

     This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart. The Holders have consented hereto and are bound hereto by executing an agreement to be bound hereby contained in the subscription document related to the offering of the Class A-1 Notes.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                   MINISTRY PARTNERS INVESTMENT
                                  CORPORATION, a California corporation


                                   By: __________________________


                                   TRUSTEE

                                   By: ___________________________


                                       ___________________________
                                        Print Name


                                   Date: _____________________________



 No dealer, salesperson or other individual has been authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer by the Company to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been any change in the affairs of the Company since the date hereof or that the information contained herein is correct or complete as of any time subsequent to the date hereof.



 MINISTRY PARTNERS INVESTMENT CORPORATION


 $15,000,000

 Unsecured Promissory Notes







 P R O S P E C T U S













November 30, 1999


PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.     Indemnification of Directors and Officers.

     Registrant's Articles of Incorporation authorize Registrant to indemnify its agents (including its officers and directors to the fullest extent permitted under the California General Corporation Law). Registrant's Bylaws generally allow for indemnification of directors and officers against certain loss from proceedings including threatened, pending or completed investigative, administrative civil and criminal proceedings, provided such persons acted in good faith and in a manner the person reasonably believed to be in the best interests of Registrant or that the person had reasonable cause to believe to be lawful.

Item 25.     Other Expenses of Issuance and Distribution.

     The following is an itemized statement of expenses incurred in connection with this Registration Statement. All such expenses will be paid by the Company.


Securities and Exchange Commission Registration Fee        $3,789

Accounting and Legal Fees and Expenses                    $20,000

Printing                                                   $2,500

Miscellaneous Expenses                                     $3,500

   TOTAL                                                  $29,789

All of the above items except the registration fee are estimates.

Item 26.     Recent Sales of Unregistered Securities.

     Since January 1997, the Company has from time to time issued note obligations for loans negotiated with ministries or sophisticated individuals who have purchased notes from the Company before and/or are accredited persons within the meaning of Rule 501 under Regulation D. For each of these notes, interest rates, terms and other conditions of the loan were negotiated with the investor. The Company has relied upon the exemptions under Section 4(2) of the 1933 Act in selling these debt securities. During the period from February 3, 1997 to September 30, 1999, the Company received a total of approximately $6.2 million from 27 investors. Of these, eight investors purchased $400,000 or more.

Item 27.     Exhibits.

3.1     Articles of Incorporation of Registrant.(1)

3.2     Bylaws of Registrant.(1)

4.1     Form of Class A-1 Note. (2)

4.2     Form of Class A-1 Loan and Standby Trust Agreement.(1)

4.3     ECCU Class A-1 Note Subordination Agreement.(1)

5.1     Opinion of Rushall & McGeever.(1)

10.1    ECCU Loan Agreement and Note.

23.1    Consent of Rushall & McGeever (included in Exhibit 5.1 hereto).

23.2    Consent of Turner, Warren, Hwang & Conrad

25.1    Powers of Attorney (included on page II-4 of Registration Statement).
____________________

(1) Incorporated by reference from Registration Statement on Form SB-2 filed on November 19, 1997 (Accession No. 0000944130-97-000025).

Item 28.     Undertakings

(a)     Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the Securities registered hereby, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

           (iii) To include any additional or changed material information on the plan of distribution.

     Provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or S-8 and the information required in a post-effective amendment is incorporated by reference in periodic reports filed by the Registrant pursuant to the Securities Exchange Act of 1934.

     (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

(b)     Equity offerings of non-reporting small business issuers. As
Registrant has no duty before the offering to file reports with the Commission under Section 13(a) or 15(d) of the Exchange Act registering equity securities for sale in an underwritten offering, Registrant hereby undertakes to provide to any underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 29.     Financial Statements.

Included in the Prospectus in Part I of this Registration Statement.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 to be signed on its behalf by the undersigned, in the City of Anaheim, California, on the 31st day of May, 2000.

                     MINISTRY PARTNERS INVESTMENT CORPORATION
                     By:/s/ Mark G. Holbrook
                     Mark G. Holbrook,
                     Chairman of the Board

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates stated:

Signature                           Title                Date

/s/ Mark G. Holbrook                Chairman of          May 31, 2000
Mark G. Holbrook                    the Board

/s/ Mark A. Johnson                 Chief Financial      May 31, 2000
Mark A. Johnson                     Officer, Director

/s/ Van C. Elliott, by Mark G.      Secretary, Director  May 31, 2000
 Holbrook, his attorney-in-fact
Van C. Elliott, by Mark G.
Holbrook, his attorney-in-fact

/s/ Arthur G. Black, by Mark G.     Director             May 31, 2000
Holbrook, his attorney-in-fact
Arthur G. Black, by Mark G.
Holbrook, his attorney-in-fact

/s/ Wallace G. Norling, by Mark G.  Director             May 31, 2000
Holbrook, his attorney-in-fact
Wallace G. Norling, by Mark G.
Holbrook, his attorney-in-fact

/s/ Scott T. Vandeventer, by        Director             May 31, 2000
Mark G. Holbrook, his
Attorney-in-fact
Scott T. Vandeventer, by
Mark G. Holbrook, his Attorney-in-fact